Exhibit 10.1

CREDIT AGREEMENT
dated as of November 1, 2013

among

FS Senior Funding LLC,
as Borrower,
the Lenders Referred to Herein,

Natixis, New York Branch,
as Administrative Agent,

and

U.S. Bank National Association,
as Collateral Agent and Custodian

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION    2

SECTION 1.1	DEFINITIONS. 2

SECTION 1.2	ACCOUNTING TERMS AND DETERMINATIONS AND UCC TERMS. 50

SECTION 1.3	ASSUMPTIONS AND CALCULATIONS WITH RESPECT TO COLLATERAL LOANS. 51

SECTION 1.4	CROSS-REFERENCES; REFERENCES TO AGREEMENTS. 52

SECTION 1.5	REFERENCE TO SECURED PARTIES. 53
ARTICLE II THE LOANS    53

SECTION 2.1	THE COMMITMENTS. 53

SECTION 2.2	MAKING OF THE LOANS. 54

SECTION 2.3	EVIDENCE OF INDEBTEDNESS; NOTES. 54

SECTION 2.4	MATURITY OF LOANS.

SECTION 2.5 INTEREST RATES.	55

SECTION 2.6	COMMITMENT FEES. 56

SECTION 2.7	REDUCTION OF COMMITMENTS; PREPAYMENTS. 56

SECTION 2.8	GENERAL PROVISIONS AS TO PAYMENTS. 58

SECTION 2.9	FUNDING LOSSES. 58

SECTION 2.10	COMPUTATION OF INTEREST AND FEES. 59

SECTION 2.11	INCREASED COMMITMENTS; ADDITIONAL LOANS. 59

SECTION 2.12	NO CANCELLATION OF INDEBTEDNESS.
60

SECTION 2.13	LOANS HELD BY BORROWER AFFILIATED LENDERS.

ARTICLE III CONDITIONS TO BORROWINGS    60

SECTION 3.1	EFFECTIVENESS OF COMMITMENTS. 60

SECTION 3.2	BORROWINGS. 63

SECTION 3.3	EFFECTIVENESS OF INCREASED COMMITMENTS. 64

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BORROWER    66

SECTION 4.1	EXISTENCE AND POWER. 66

SECTION 4.2	POWER AND AUTHORITY. 66

SECTION 4.3	NO VIOLATION. 66

SECTION 4.4	LITIGATION. 66

SECTION 4.5	COMPLIANCE WITH ERISA. 67

SECTION 4.6	ENVIRONMENTAL MATTERS. 67

SECTION 4.7	TAXES. 67

SECTION 4.8	FULL DISCLOSURE. 67

SECTION 4.9	SOLVENCY. 68

SECTION 4.10	USE OF PROCEEDS; MARGIN REGULATIONS. 68

SECTION 4.11	GOVERNMENTAL APPROVALS. 68

SECTION 4.12	INVESTMENT COMPANY ACT. 68

SECTION 4.13	REPRESENTATIONS AND WARRANTIES IN LOAN DOCUMENTS. 68

SECTION 4.14	[RESERVED]. 68

SECTION 4.15	OWNERSHIP OF ASSETS. 68

SECTION 4.16	NO DEFAULT. 68

SECTION 4.17	LABOR MATTERS. 69

SECTION 4.18	SUBSIDIARIES/EQUITY INTERESTS. 69

SECTION 4.19	RANKING. 69

SECTION 4.20	REPRESENTATIONS CONCERNING COLLATERAL. 69

SECTION 4.21	CLOSING DATE COLLATERAL LOANS.

SECTION 4.22 ORDINARY COURSE

ARTICLE V AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER    70

SECTION 5.1	INFORMATION. 70

SECTION 5.2	PAYMENT OF OBLIGATIONS. 73

SECTION 5.3	[RESERVED]. 73

SECTION 5.4	GOOD STANDING. 73

SECTION 5.5	COMPLIANCE WITH LAWS. 73

SECTION 5.6	INSPECTION OF PROPERTY, BOOKS AND RECORDS; AUDITS; ETC. 73

SECTION 5.7	EXISTENCE. 74

SECTION 5.8	SUBSIDIARIES/EQUITY INTEREST. 74

SECTION 5.9	INVESTMENTS. 74

SECTION 5.10	RESTRICTION ON FUNDAMENTAL CHANGES. 75

SECTION 5.11	ERISA. 75

SECTION 5.12	LIENS. 75

SECTION 5.13	BUSINESS ACTIVITIES. 75

SECTION 5.14	FISCAL YEAR; FISCAL QUARTER. 75

SECTION 5.15	MARGIN STOCK. 76

SECTION 5.16	INDEBTEDNESS. 76

SECTION 5.17	USE OF PROCEEDS. 76

SECTION 5.18	BANKRUPTCY REMOTENESS; SEPARATENESS. 76

SECTION 5.19	AMENDMENTS, MODIFICATIONS AND WAIVERS TO COLLATERAL LOANS. 77

SECTION 5.20	HEDGING. 78

SECTION 5.21	TITLE COVENANTS. 78

SECTION 5.22	FURTHER ASSURANCES. 79

SECTION 5.23	COSTS OF TRANSFER; TAXES; AND EXPENSES. 79

SECTION 5.24	COLLATERAL AGENT MAY PERFORM.

SECTION 5.25	NOTICE OF NAME CHANGE. 80

SECTION 5.26	STAMP AND OTHER SIMILAR TAXES. 80

SECTION 5.27	FILING FEES, EXCISE TAXES, ETC. 80

SECTION 5.28	[RESERVED]. 80

SECTION 5.29	DELIVERY OF PROCEEDS. 80

SECTION 5.30	PERFORMANCE OF OBLIGATIONS. 81

SECTION 5.31	LIMITATION ON DIVIDENDS. 81

SECTION 5.32	[RESERVED]. 81

SECTION 5.33	ANNUAL RATING REVIEW. 81

SECTION 5.34	COLLATERAL MANAGEMENT AGREEMENT; MASTER TRANSFER AGREEMENT. 81

SECTION 5.35	TRANSACTIONS WITH AFFILIATES. 81

SECTION 5.36	REPORTS BY INDEPENDENT ACCOUNTANTS. 82

SECTION 5.37	TAX MATTERS AS TO THE BORROWER. 83

SECTION 5.38	ASSIGNMENT OF CLOSING DATE COLLATERAL LOANS. 83

SECTION 5.39	RETENTION OF NET ECONOMIC INTEREST LETTER. 83
ARTICLE VI EVENTS OF DEFAULT    83

SECTION 6.1	EVENTS OF DEFAULT. 84

SECTION 6.2	REMEDIES. 86

SECTION 6.3	ADDITIONAL COLLATERAL PROVISIONS. 87

SECTION 6.4	APPLICATION OF PROCEEDS. 91

SECTION 6.5	ADDITION OF CAPITAL CONTRIBUTIONS. 92
ARTICLE VII THE AGENTS    92

SECTION 7.1	APPOINTMENT AND AUTHORIZATION. 92

SECTION 7.2	AGENTS AND AFFILIATES. 92

SECTION 7.3	ACTIONS BY AGENT. 92

SECTION 7.4	DELEGATION OF DUTIES; CONSULTATION WITH EXPERTS. 93

SECTION 7.5	LIABILITY OF AGENTS. 93

SECTION 7.6	INDEMNIFICATION. 96

SECTION 7.7	CREDIT DECISION. 96

SECTION 7.8	SUCCESSOR AGENT. 97
ARTICLE VIII ACCOUNTS AND COLLATERAL    97

SECTION 8.1	COLLECTION OF MONEY. 97

SECTION 8.2	COLLECTION ACCOUNT. 99

SECTION 8.3	PAYMENT ACCOUNT; FUTURE FUNDING RESERVE ACCOUNT; LENDER COLLATERAL ACCOUNT; CLOSING EXPENSE ACCOUNT.

SECTION 8.4	CUSTODIAL ACCOUNT. 104

SECTION 8.5	ACQUISITION OF COLLATERAL LOANS AND ELIGIBLE INVESTMENTS. 106

SECTION 8.6	RELEASE OF SECURITY INTEREST IN SOLD COLLATERAL LOANS AND ELIGIBLE INVESTMENTS; RELEASE OF SECURITY INTERESTS UPON TERMINATION. 106

SECTION 8.7	METHOD OF COLLATERAL TRANSFER. 107

SECTION 8.8	CONTINUING LIABILITY OF THE BORROWER. 108

SECTION 8.9	REPORTS. 109
ARTICLE IX APPLICATION OF MONIES    110

SECTION 9.1	DISBURSEMENTS OF FUNDS FROM PAYMENT ACCOUNT. 111
ARTICLE X SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA    114

SECTION 10.1	SALE OF COLLATERAL LOANS. 114

SECTION 10.2	ELIGIBILITY CRITERIA. 118
ARTICLE XI CHANGE IN CIRCUMSTANCES    118

SECTION 11.1	BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. 118

SECTION 11.2	ILLEGALITY. 118

SECTION 11.3	INCREASED COST AND REDUCED RETURN. 119

SECTION 11.4	TAXES. 121

SECTION 11.5	REPLACEMENT OF LENDERS; DOWNGRADED LENDERS; DEFAULTING LENDERS. 123
ARTICLE XII MISCELLANEOUS    125

SECTION 12.1	NOTICES. 125

SECTION 12.2	NO WAIVERS. 126

SECTION 12.3	EXPENSES; INDEMNIFICATION 126

SECTION 12.4	SHARING OF SET-OFFS. 127

SECTION 12.5	AMENDMENTS AND WAIVERS. 128

SECTION 12.6	SUCCESSORS AND ASSIGNS. 129

SECTION 12.7	COLLATERAL. 131

SECTION 12.8	GOVERNING LAW; SUBMISSION TO JURISDICTION. 131

SECTION 12.9	MARSHALLING; RECAPTURE. 131

SECTION 12.10	COUNTERPARTS; INTEGRATION; EFFECTIVENESS. 131

SECTION 12.11	WAIVER OF JURY TRIAL. 132

SECTION 12.12	SURVIVAL. 132

SECTION 12.13	DOMICILE OF LOANS. 132

SECTION 12.14	LIMITATION OF LIABILITY. 132

SECTION 12.15	RECOURSE; NON-PETITION. 132

SECTION 12.16	CONFIDENTIALITY. 133

SECTION 12.17	SPECIAL PROVISIONS APPLICABLE TO CP LENDERS. 133

SECTION 12.18	DIRECTION OF COLLATERAL AGENT 135

SECTION 12.19	BORROWINGS/LOANS MADE IN THE ORDINARY COURSE OF BUSINESS 135
ARTICLE XIII THE FUNDING AGENT    135

SECTION 13.1	APPOINTMENT. 135

SECTION 13.2	DELEGATION OF DUTIES. 136

SECTION 13.3	EXCULPATORY PROVISIONS. 136

SECTION 13.4	RELIANCE BY FUNDING AGENT. 136

SECTION 13.5	NON-RELIANCE ON FUNDING AGENT. 137

SECTION 13.6	FUNDING AGENT IN ITS INDIVIDUAL CAPACITY. 137

SECTION 13.7	CONFLICT WAIVER. 137
ARTICLE XIV ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT    137

SECTION 14.1	ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT. 137

SCHEDULES AND EXHIBITS

Schedule A    -    Approved Appraisal Firms
Schedule B    - DBRS Industry Classifications
Schedule C    -     DBRS Risk Scores
Schedule D    - Diversity Score Calculation
Schedule E    - DBRS Rating Procedure
Schedule F    -     Collateral Quality Matrix
Schedule G    -     DBRS Contact Information
Schedule H    - Closing Date Collateral Loans

Exhibit A    -    Form of Note
Exhibit B    - Form of Notice of Borrowing
Exhibit C    -    Form of Assignment and Assumption Agreement

Exhibit D	- Form of Joinder Agreement
Exhibit E    -    Scope of Collateral Report
Exhibit F    -    Scope of Payment Date Report
Exhibit G    - Scope of Asset-Level Reporting to Lenders and DBRS
Exhibit H    - Form of Retention of Net Economic Interest Letter

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of November 1, 2013, is entered into by and among FS Senior Funding LLC, a limited liability company organized under the law of the State of Delaware, as Borrower, the Lenders party hereto from time to time, NATIXIS, NEW YORK BRANCH, as Administrative Agent, and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent and Custodian.

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make Loans on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower shall be used by the Borrower to purchase and originate Collateral Loans (including the acquisition of Collateral Loans from the BDC) and to fund Exposure Amounts, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the "Pledged Collateral"):

(a)    all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b)    (i)  the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) purchased with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c)    cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered or received by the Collateral Agent or its bailee, agent or custodian (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d)    all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract;

(e)    the Interest Hedge Agreements;

(f)    the Master Transfer Agreement;

(g)    the Collateral Management Agreement;

(h)    the Account Control Agreement;

(i)    all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC) and all other personal property and agreements; and

(j)    all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

Article I	DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions. The following terms, as used herein, have the following meanings:

"ABL Facility" means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

"Account Control Agreement" means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and U.S. Bank National Association, as Custodian and Securities Intermediary, dated on or about the date hereof.

"Accountants' Report" means an agreed upon procedures report prepared by a nationally recognized firm of independent certified public accountants appointed by the Borrower.

"Additional Lender" means a Lender that has made an Additional Loan or provided an Increased Commitment hereunder.

"Additional Loans" has the meaning assigned to such term in Section 2.11(a).

"Adjusted London Interbank Offered Rate" means, with respect to any Interest Period, a rate per annum (expressed as a percentage) equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

"Administrative Agent" means Natixis, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

"Administrative Agent Fee" means the fee payable to the Administrative Agent in arrears on each Quarterly Payment Date, equal to $2,500 per Quarterly Payment Date.

"Administrative Expenses" means, without duplication, fees, expenses (including indemnities) and other amounts due or accrued with respect to any Quarterly Payment Date (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:
(a)    first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Custodian and U.S. Bank as Securities Intermediary (if any), and for the reimbursement of other reasonable and documented Administrative Expenses and disbursements incurred and payable hereunder to the Collateral Agent, the Custodian and U.S. Bank, as Securities Intermediary under any Loan Documents, in accordance with the provisions of this Agreement;
(b)    second, the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable and documented expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement;
(c)    third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:
(i)    the Borrower and the Collateral Manager for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower and the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower and the Collateral Manager in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts (but excluding Collateral Management Fees);

(ii)    DBRS for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of credit estimates by DBRS and ongoing Rating Agency surveillance fees;
(iii)    any other Person in respect of any governmental fee, charge or tax incurred on behalf of the Borrower; and
(iv)    any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents; and
(d)    fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;
provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors and/or independent directors of the Borrower) or the Collateral Manager or (iii) any Increased Costs; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(e) or as otherwise agreed by the parties hereto.
"Administrative Officer" means, (i) when used with respect to the Collateral Agent (or U.S. Bank in each of its capacities under the Loan Documents), any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject and (ii) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

"Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

"Affiliate" or "Affiliated" means, with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee of (i) such Person, (ii) any subsidiary or parent company of such Person or (iii) any Person described in clause (a) above; provided that, solely for purposes of the definitions of "Collateral Loan" and "Concentration Limitations", the term "Affiliate" as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

"Agents" means the Administrative Agent, the Collateral Agent and U.S. Bank, in its capacities of Custodian and Securities Intermediary under the Loan Documents to which it is a party in such capacity, and "Agent" means any of them.

"Aggregate Maximum Principal Balance" means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

"Aggregate Participation Exposure" means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

"Aggregate Participation Percentage" means, for any Selling Institution at any time, the percentage of Total Capitalization represented by the Aggregate Participation Exposure at such time for such Selling Institution.

"Aggregate Principal Balance" means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

"Agreement" means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a)    the Prime Rate in effect on such day;

(b)    the Federal Funds Rate in effect on such day plus ½ of 1% per annum; and

(c)    LIBOR.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

"Applicable Counterparty Criteria" means, with respect to any Participation Interest acquired or committed to be acquired by the Borrower, criteria that will be met if immediately after giving effect to such acquisition, (a) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower DBRS Long Term Rating does not exceed the "Aggregate Percentage Limit" set forth below for such DBRS Long Term Rating and

(b) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with any single Selling Institution that has the DBRS Long Term Rating set forth below or a lower credit rating does not exceed the "Individual Percentage Limit" set forth below for such DBRS Long Term Rating:

DBRS Long Term Rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA (high)	20%	20%
AA	20%	20%
AA (low)	20%	15%
A (high)	10%	5%
A	7.5%	5%

"Applicable Lending Office" means, with respect to any Lender, the office or offices designated as its "Lending Office" opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

"Applicable Margin" means, in respect of any Loans, (a) if a CP Conduit is a Lender with respect to such Loans, 1.90% per annum and (b) if any other Person is a Lender with respect to such Loans, 2.00% per annum.

"Applicable Rate" means, with respect to each Loan, (i) if a CP Conduit is a Lender with respect to such Loan and is not a CP LIBOR Lender, the sum of (x) the Cost of Funds Rate for such Loan plus (y) the Applicable Margin and (ii) if any other Person is a Lender with respect to such Loan or is a CP LIBOR Lender, the sum of (x) the Adjusted London Interbank Offered Rate applicable to the relevant Interest Period plus (y) the Applicable Margin (provided in the case of this clause (ii) that, in the case of any Interest Period on or after the first day on which a Lender shall have notified the Administrative Agent pursuant to Section 11.1 that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to such Lender of funding its Loans for such Interest Period or shall have notified the Administrative Agent pursuant to Section 11.2 that it is not permitted to fund Loans at the Adjusted London Interbank Offered Rate (and such Lender shall not have subsequently notified the Administrative Agent that the circumstances giving rise to such situation no longer exist), the Applicable Rate shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period plus (2) the Applicable Margin for such Loans).

"Applicable Row Level" means the column of that name as set forth in the Collateral Quality Matrix.
"Appraisal" means, with respect to any Collateral Loan, an appraisal of either (A) such Collateral Loan or (B) the assets securing such Collateral Loan, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Loan or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Loan or such assets in a commercially reasonable sale on an arm's-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

"Appraised Value" means, with respect to any Collateral Loan, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, the greater) of either (A) such Collateral Loan or (B) the assets securing such Collateral Loan, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values. If the Borrower owns less than 100% of the total lenders' interests secured by the assets securing any Collateral Loan or has sold Participation Interests in such Collateral Loan, then the Appraised Value with respect to such Collateral Loan will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower's interest under the Collateral Loan.

"Approved Appraisal Firm" means those entities whose names are set forth on Schedule A, as it may be amended from time to time; provided that (a) any such entity shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Loans and (ii) that the Borrower or the Collateral Manager determines, in accordance with the Servicing Standard, is qualified with respect to each Collateral Loan, (b) at no time may the Borrower, the Collateral Manager or any Affiliate thereof be an Approved Appraisal Firm and (c) any amendment to Schedule A will be not effective without the satisfaction of the Rating Condition.

"Approved Foreign Jurisdiction" means each of the United Kingdom, Luxembourg, Australia and the Netherlands; provided that each such country has a ceiling for foreign currency bonds that is at least "AA (low)" by DBRS.

"Approved Indices" has the meaning assigned to such term in the definition of Eligible Loan Index.

"Approved Lender" means (a) with respect to any Lender that is not a CP Conduit, a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a DBRS Short Term Rating of at least "R-1 (middle)" (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a DBRS Short Term rating of at least "R-1 (middle)") and (b) any CP Conduit whose Commercial Paper Notes are rated at least "A-1", "P-1" or the equivalent rating by a Conduit Rating Agency; provided in each case that any Lender (including a CP Lender) that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(d) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor's or its Commercial Paper Notes') ratings are below such levels; provided further that after the Commitment Period, all Lenders shall be Approved Lenders.

"Article 17" means Article 17 of European Union Directive 2011/61/EU on Alternative Investment Fund Managers.

"Article 122a" means Article 122a of the CRD.

"Article 122a Lender" means a Lender that is subject to regulation under the Retention Requirement Laws from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation.

"Article 405(1)" means Article 405(1) of the CRR.

"Assignee" has the meaning set forth in Section 12.6(c)(i).
"Assignment and Assumption" means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable).

"Assignment Completion Date" means the date on which the Borrower or the Collateral Manager provides to the Agents and DBRS a certificate from an Authorized Officer of the Collateral Manager that the Assignment Conditions have been satisfied.

"Assignment Conditions" means the assignment to the Borrower of, such that the Borrower is the owner and lender of record in respect of, each Closing Date Collateral Loan.

"Assignment Period" means the period from and including the Closing Date to and including the earlier to occur of (i) Assignment Period Backstop Date and (ii) the Assignment Completion Date.

"Assignment Period Backstop Date" means the date occurring 90 days after the Closing Date (or if such day is not a Business Day, the next succeeding Business Day).

"Assumed Reinvestment Rate" means, at any time, LIBOR minus 1.00% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

"Authorized Officer" means:

(a)    with respect to each of the Borrower and the Collateral Manager, those of its respective officers and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b)    with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

"Bankruptcy Code" means Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

"Base Rate Loans" means Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

"BDC" means Fifth Street Senior Floating Rate Corp., a Delaware corporation.

"Borrower" means FS Senior Funding LLC, a limited liability company organized under the law of the State of Delaware.

"Borrower Affiliated Lender" means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Collateral Manager or an Affiliate of the Borrower or the Collateral Manager.

"Borrower Order" means a written order or request dated and signed in the name of the Borrower by an Authorized Officer of the Borrower.

"Borrowing" has the meaning assigned to such term in Section 2.1.

"Borrowing Date" means the date of a Borrowing.

"Bridge Loan" means any loan or other obligation that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

"Business Day" means any day except a Saturday, Sunday or a day on which commercial banks in London, England (for purposes of calculating interest rates), New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Boston, Massachusetts and Minneapolis, Minnesota) are authorized or required by law to close; provided that, if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Administrative Agent and the Lenders.

"Calculation Date" means the 20th day of each month in which a Quarterly Payment Date occurs, commencing in April 2014 and the last Calculation Date shall be the date that is ten days prior to the Stated Maturity; provided that, if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

"Capped Amounts" means any amounts in excess of the Interest Rate Cap on any Loan that pays interest based on the Cost of Funds Rate and that would otherwise be payable hereunder if not for the Interest Rate Cap; provided that Capped Amounts payable pursuant to clause (I) of Section 9.1(a)(i) shall not be considered "due and payable" on any Quarterly Payment Date for purposes of this Agreement unless funds are available to pay such Capped Amounts on such Quarterly Payment Date in accordance with the Priority of Payments; it being understood and agreed that (i) the aggregate accrued and unpaid Capped Amounts shall be due and payable from available funds (including from the liquidation of the Collateral) on the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (ii) with respect to any Loans prepaid pursuant to Section 2.7(c), the aggregate accrued and unpaid Capped Amounts with respect to such Loans shall be due and payable from available funds on the date of prepayment of such Loans.

"Cash" means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

"CFTC" means the Commodity Futures Trading Commission.

"Change in Control" means (i) the BDC ceasing to own, directly, all of the Equity Interests in the Borrower or (ii) Fifth Street Management LLC ceasing to manage the BDC.

"Closing Date" means November 1, 2013.

"Closing Date Collateral Loans" means the Collateral Loans identified on Schedule H.

"Closing Expense Account" means the trust account established pursuant to Section 8.3(e).

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral" means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

"Collateral Agent" means U.S. Bank in its capacity as collateral agent under this Agreement, and its successors in such capacity.

"Collateral Agent Fee" means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the Fee Letter, dated as of September 25, 2013, between the Collateral Manager on behalf of the Borrower and the Collateral Agent.

"Collateral Loan" means a Senior Secured Loan, a Second Lien Loan or an Unsecured Loan (in each case whether originated by or assigned to the Borrower) or a Participation Interest in any Senior Secured Loan, Second Lien Loan or Unsecured Loan that as of the date of acquisition or origination by the Borrower meets each of the following criteria:

(a)    the Collateral Loan is acquired from the Retention Provider;
(b)    provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Loan) with a valid, perfected security interest in the collateral granted under the related Underlying Instruments and/or Related Contracts at the level of priority indicated in the related Underlying Instruments (in the case only of Senior Secured Loans and Second Lien Loans); constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); may be pledged and assigned by the Borrower in accordance with the terms of the related Underlying Instruments and/or Related Contracts; with respect to which all steps required by Section 8.7 have been taken and in which the Collateral Agent holds a first-priority perfected security interest for the benefit of the Secured Parties; and, at the time such Collateral Loan was purchased or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any applicable law, rule or regulation;

(c)    is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency) and is governed by the law of a state of the United States, the law of a province of Canada or the law of the Approved Foreign Jurisdiction where the Obligor is domiciled;

(d)    is an obligation of an Obligor organized or incorporated in the United States (or any state thereof), Canada (or any province thereof) or an Approved Foreign Jurisdiction;

(e)    is not a Defaulted Loan;

(f)    is not a Credit Risk Loan, a Bridge Loan, a Synthetic Security, a Zero Coupon Loan or a Real Estate Loan;

(g)    is not a Structured Finance Obligation, a finance lease or chattel paper;

(h)    is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard;

(i)    (x) is not an equity security or a component of an equity security; and (y) is not exchangeable or convertible into equity at the option of the Obligor; provided that, notwithstanding the foregoing, a Unit may be a Collateral Loan if the relevant conversion or exchange right with respect to the equity component thereof has a value that is less than 2.0% of the purchase price of such Collateral Loan as determined by the Collateral Manager in its discretion;

(j)    is not a PIK loan;

(k)    is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Underlying Instrument);

(l)    does not constitute Margin Stock;

(m)    does not subject the Borrower to withholding tax unless the relevant Obligor is required to make "gross-up" payments or pay "additional amounts" in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax for any reason (including in the event of a change of law);

(n)    (i) provides for the full principal balance to be payable at or prior to its maturity and (ii) except as permitted by clause (n) of the definition of "Concentration Limitations", has a maturity date falling no later than the Stated Maturity of the Loans;

(o)    if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution incorporated or organized under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution incorporated or organized outside the United States or (ii) with respect to Collateral Loans the Obligors of which are organized or incorporated in Canada or an Approved Foreign Jurisdiction, a Selling Institution

organized or incorporated in Canada or an Approved Foreign Jurisdiction, as applicable, in each case to the extent such Selling Institution satisfies the Applicable Counterparty Criteria;

(p)    provides for payment of interest at least semi-annually;

(q)    pays interest in cash of at least LIBOR (for any relevant funding period) plus 2.00% per annum (or a rate equivalent thereto);

(r)    is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(s)    will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(t)    has a DBRS Long Term Rating or a DBRS Risk Score;

(u)    is not (i) a Subordinated Loan or (ii) a mezzanine loan or debt security;

(v)    the acquisition price (exclusive of the portion thereof attributable to accrued interest) paid by the Borrower therefor is not less than 90% of the Principal Balance thereof;

(w)    is not an obligation of an Obligor Affiliated with the BDC or the Investment Advisor; and

(x)    is not a Cov-Lite Loan unless it is an Eligible Cov-Lite Loan.

"Collateral Management Agreement" means the Collateral Management Agreement dated as of November 1, 2013 between the Borrower and the Collateral Manager, as amended from time to time in accordance with the terms hereof and thereof.

"Collateral Management Fees" means, collectively, the Senior Management Fees and the Subordinated Management Fees.

"Collateral Manager" means Fifth Street Senior Floating Rate Corp., a Delaware corporation, or any successor in such capacity in accordance with the Collateral Management Agreement.

"Collateral Quality Matrix" means the Collateral Quality Matrix set forth on Schedule F. On or prior to the Closing Date, the Collateral Manager shall specify to the Agents (with a copy to DBRS and the Lenders) the Applicable Row Level to be in effect initially. Thereafter, upon not less than ten Business Days' prior written notice to the Agents (with a copy to DBRS and the Lenders), the Borrower or the Collateral Manager may specify a different Applicable Row Level than the one in use at that time; provided that the Borrower demonstrates compliance with all columns in the table for the proposed Applicable Row Level on Schedule F.
"Collateral Quality Test" means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a)    the Minimum Weighted Average Spread Test;

(b)    the Maximum Weighted Average Life Test;

(c)    the Minimum Diversity Score Test; and

(d)    the Maximum DBRS Risk Score Test.

"Collateral Report" has the meaning set forth in Section 5.1(h).

"Collateral Report Determination Date" means the 15th day of each calendar month; provided that, if any such date is not a Business Day, such Collateral Report Determination Date shall be the next succeeding Business Day.

"Collection Account" means the trust account established pursuant to Section 8.2(a).

"Collections" means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor's obligation to make payments with respect thereto.

"Commercial Paper Funding" means, with respect to any Loan funded by a CP Lender, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided by the issuance of Commercial Paper Notes.

"Commercial Paper Funding Period" means, with respect to any Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Commercial Paper Funding.

"Commercial Paper Notes" means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit in the commercial paper market from time to time.

"Commercial Paper Rate" means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of a commercial paper conduit providing funding to a CP Conduit, plus (ii) if not included in the calculations in clause (i), the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or Funding Agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the amount set forth opposite such Lender's name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated, reduced or increased (including pursuant to Sections 2.7 and 2.11) from time to time in accordance with the terms of this Agreement.

"Commitment Fee" has the meaning set forth in Section 2.6(a).

"Commitment Period" means the period commencing on the Closing Date and ending on the earliest of:

(a)     the time at which the Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b)     the last day of the Reinvestment Period;

provided that the Commitment Period shall not end unless and until, if necessary, the Future Funding Reserve Borrowing has occurred.

"Commitment Shortfall" means the amount by which:

(a)     the aggregate Unfunded Amount exceeds

(b)     the sum of (i) the Total Commitment minus the aggregate principal amount of the Loans outstanding at such time (which amount under clause (i) shall not be less than zero) plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

"Commodity Exchange Act" means the Commodity Exchange Act of 1936, as amended.

"Concentration Limitations" means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed purchase or origination of a Collateral Loan, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a)    not more than 15.0% consist of Collateral Loans whose Obligors are organized or incorporated in Canada (or any province thereof) or in Approved Foreign Jurisdictions; provided that no more than 5.0% consist of Collateral Loans with Obligors organized or incorporated in any one Approved Foreign Jurisdiction;
(b)     at least 90.0% consist of Collateral Loans that are Senior Secured Loans;

(c)    not more than 10.0% consist of Collateral Loans that are Second Lien Loans and Unsecured Loans;

(d)    not more than 5.0% consist of Unsecured Loans;

(e)    not more than 10.0% consist of Fixed Rate Obligations;

(f)    not more than 40.0% consist of Eligible Cov-Lite Loans;

(g)    not more than 10.0% consist of DIP Loans;

(h)    not more than 15.0% consist of Current Pay Obligations;

(i)    not more than 4.5% consist of obligations of any one Obligor (and Affiliates thereof), provided that up to two Obligors (and their respective Affiliates) may each constitute up to 7.0%, and up to an additional two Obligors (and their respective Affiliates) may each constitute up to 6.0%;

(j)    not more than 5.0% consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly ("Semi-Annual Payment Loans");

(k)    not more than 10.0% consist of Revolving Collateral Loans and Delayed Funding Loans;

(l)    not more than 12.0% consist of Collateral Loans with Obligors in any one DBRS Industry Classification; provided that (i) the largest DBRS Industry Classification may represent up to 20.0% and (ii) the second largest DBRS Industry Classification may represent up to 14.0%;

(m)    the Aggregate Participation Exposure is not more than 20.0%; provided that (i) no more than 10.0% shall consist of Participation Interests of which the BDC is the Selling Institution and (ii) such Participation Interests referred to in clause (i) shall be assigned to the Borrower from the BDC within 90 days after the sale of such Participation Interest; provided further that this clause (m) will only be applicable after the Assignment Period; and

(n)    not more than 2.5% consist of Collateral Loans that have a maturity date that falls in the one-year period after the Stated Maturity.

"Conduit Assignee" means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

"Conduit Rating Agency" means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

"Conduit Support Provider" means, without duplication, (i) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

"Constituent Documents" means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Contingent Obligation" means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person's guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

"Corporate Trust Office" means the corporate trust office of the Collateral Agent currently located at One Federal Street, 3rd Floor, Boston, MA 02110, Attention: Corporate Trust Services (CDO), Reference: FS Senior Funding, LLC or such other address as the Collateral Agent may designate from time to time by notice to the Borrower, the Administrative Agent, and the Lenders or the principal corporate trust office of any successor Collateral Agent.

"Cost of Funds Rate" means, with respect to any Loan funded by a CP Lender that is not a CP LIBOR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

"Cost of Funds Rate Cap" means, for any Interest Period, the sum of (i) the Adjusted London Interbank Offered Rate applicable to such Interest Period plus (ii) 0.45% per annum; provided that, if, pursuant to Section 11.1(a), the Administrative Agent is unable to obtain a quotation for the London Interbank Offered Rate, the Cost of Funds Rate Cap shall equal, for each day in any Interest Period, (i) the Alternate Base Rate applicable to such day plus (ii) 0.45% per annum.

"Cov-Lite Loan" means a Collateral Loan the Related Contracts for which do not require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided that, notwithstanding the foregoing, a Collateral Loan shall be deemed not to be a Cov-Lite Loan if the Related Contracts for such Collateral Loan contain a cross-default provision to, or the Collateral Loan is pari passu with, another loan, debt obligation or credit facility of the underlying Obligor that contains one or more Maintenance Covenants.

"Coverage Tests" means each of the Overcollateralization Ratio Test and Interest Coverage Ratio Test.

"Covered Accounts" means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Payment Account, the Lender Collateral Account, the Closing Expense Account and any subaccounts of each of the foregoing.

"CP Conduit" means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

"CP Lender" means a CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

"CP LIBOR Lender" means a CP Conduit that has elected in a written notice to the Borrower and the Administrative Agent to have its Loans accrue interest by reference to the Adjusted London Interbank Offered Rate.

"CRD" means the capital requirements directive which is comprised of European Union Directive 2006/48/EC and European Union Directive 2006/49/EC (as amended by European Union Directive 2009/111/EC).

"Credit Estimate" means, with respect to any Collateral Loan, a credit estimate obtained from DBRS in accordance with the Credit Estimate Procedures.

"Credit Estimate Procedures" means, with respect to any Collateral Loan,

(a)     if at any time such Collateral Loan does not have a DBRS Long Term Rating, then the Borrower shall, within fourteen days after (x) the purchase of such Collateral Loan or (y) the withdrawal of a DBRS Long Term Rating from such Collateral Loan, apply to DBRS for a Credit Estimate (and promptly notify the Collateral Agent of such application), which shall be used to determine the DBRS Risk Score for such Collateral Loan;

(b)     if the DBRS Risk Score of such Collateral Loan is determined based on a Credit Estimate, (i) the Borrower shall renew such Credit Estimate at least annually and (ii) the Borrower shall notify DBRS within 10 Business Days of any amendment to the Underlying Instruments for such Collateral Loan that, in the judgment of the Collateral Manager in accordance with the Servicing Standard, could reasonably be expected to materially impact the creditworthiness of such Collateral Loan; and

(c)    promptly following the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, the Borrower shall notify the Collateral Agent and provide the Collateral Agent with the details of such Credit Estimate.

"Credit Facility" means, with respect to any Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

"Credit Funding" means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Credit Facility.

"Credit Funding Period" means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Credit Funding.

"Credit Funding Rate" means, with respect to any Credit Funding for any period, the per annum rate of interest equal to the sum of (i) the Adjusted London Interbank Offered Rate applicable to such period plus (ii) 0.45% per annum; provided that, if a quotation for the London Interbank Offered Rate is not able to be obtained, the Credit Funding Rate shall equal, for each day in any period, (i) the Alternate Base Rate applicable to such day plus (ii) 0.45% per annum.

"Credit Improved Loan" means any Collateral Loan that, in the Collateral Manager's commercially reasonable business judgment applying the Servicing Standard has significantly improved in credit quality from the condition of its credit at the time of origination or purchase, which judgment may (but need not) be based on one or more of the following facts:

(a)    the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was originated or purchased by the Borrower;

(b)    the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was originated or purchased by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c)    with respect to which one or more of the following criteria applies: (i) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by DBRS since the date on which such Collateral Loan was originated or purchased by the Borrower; (ii) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (iii) the price of such Collateral Loan has changed during the period from the date on which it was originated or purchased by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Loan changed during the period from the date on which it was originated or purchased by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Collateral Manager over the same period plus 0.50%.

"Credit Risk Loan" means a Collateral Loan that is not a Defaulted Loan but which has, in the Collateral Manager's commercially reasonable judgment applying the Servicing Standard, a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan, and is designated as a "Credit Risk Loan" by the Borrower or the Collateral Manager.

"CRR" means EU Regulation 575/2013 (on prudential requirements for credit institutions and investment firms and amending Regulation (EU) 648/2012).

"Current Pay Obligation" means a Collateral Loan that would otherwise be a Defaulted Loan as to which (i) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Collateral Manager reasonably expects, and delivers to DBRS (if DBRS is then rating any Loans) a certificate of an Authorized Officer certifying that it reasonably expects, that the remaining scheduled interest and principal payments due will be paid in cash, (ii) the DBRS Rating of such Collateral Loan is at least "CCC" and is not on a watch list for possible downgrade, (iii) the Market Value (which is not determined pursuant to clause (d) or (e) of the definition thereof) of such Collateral Loan is at least 80% of par and (iv) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest due and payable on such Collateral Loan; provided that to the extent that more than 15% of Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Loans designated by the Borrower having a Principal Balance plus aggregate Exposure Amounts at least equal to such excess shall be deemed not to constitute Current Pay Obligations (and shall therefore constitute Defaulted Loans).

"Custodial Account" means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4(a).

"Custodian" has the meaning set forth in Section 8.4(a).

"Daily Report" has the meaning set forth in Section 8.9(a).

"DBRS" means DBRS, Inc., together with its successors.

"DBRS Industry Classification" means each industry identified on Schedule B.

"DBRS Long Term Rating" means a long-term credit rating determined in accordance with the provisions set forth on Schedule E.

"DBRS Rating" means, as the context requires, a DBRS Long Term Rating or a DBRS Short Term Rating.

"DBRS Recovery Rate" means (a) for any Senior Secured Loan, 52.00%; (b) for any Second Lien Loan, 32.50% and (c) for any Unsecured Loan, 12.50%.

"DBRS Risk Score" has the meaning set forth on Schedule C.

"DBRS Short Term Rating" means a short-term credit rating determined in accordance with the provisions set forth on Schedule E.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulted Loan" means any Collateral Loan as to which:

(a)    a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days in the case of interest or three Business Days in the case of principal if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(h)), but in no case beyond the passage of any grace period applicable thereto);

(b)    the Borrower or the Collateral Manager has received written notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after the passage of five Business Days in the case of interest or three Business Days in the case of principal if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(h)), but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(c)    except in the case of a DIP Loan, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d)    such Collateral Loan has a DBRS Long Term Rating of "D", or had such a rating immediately before such rating was withdrawn;

(e)    the Borrower or the Collateral Manager has received notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has a DBRS Long Term Rating of "D", or had such a rating immediately before such rating was withdrawn;

(f)    a default with respect to which the Borrower or the Collateral Manager has received written notice, or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge, that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments;

(g)    such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h)    such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a "Defaulted Loan" (other than under this clause (h)) or with respect to which the Selling Institution has a DBRS Long Term Rating of "D", or had such a rating immediately before such rating was withdrawn;

(i)    the Borrower or the Collateral Manager has in accordance with the Servicing Standard otherwise declared such Collateral Loan to be a "Defaulted Loan"; or

(j)    such Collateral Loan has been placed on non-accrual status by the Collateral Manager;

provided that Current Pay Obligations up to 15.0% of Total Capitalization shall be deemed not to be Defaulted Loans.

"Defaulting Lender" means a Lender that has at any time (i) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (a) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Administrative Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (b) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission) or (ii) has notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)) or generally under other agreements under which it shall have committed to extend credit.

"Delayed Funding Loan" means a Collateral Loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the undrawn commitment and only for so long as any future funding obligations remain in effect.

"DIP Loan" means any interest in a loan or financing facility with a DBRS Rating (i) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a "Debtor") organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor's otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor's estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor's encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code (provided, in the case of this clause (d), that notice has been provided to DBRS prior to the acquisition of such loan).

"Discount Loan" means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 95% of the principal balance of such Collateral Loan; provided that such Collateral Loan shall cease to be a Discount Loan at such time as the Market Value of such Collateral Loan, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Loan, equals or exceeds 95% of the principal balance of such Collateral Loan; and provided further that Collateral Loans for which the purchase price paid by the Borrower to the seller of such Collateral Loan was less than 95%, but at least 90%, of the principal balance of such Collateral Loan shall be deemed not to be Discount Loans, except that at any time when the Maximum Principal Balance of such Collateral Loans exceeds 10% of Total Capitalization, the excess portion shall constitute Discount Loans.

"Distribution" means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

"Diversity Score" means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule D hereto.

"Dollars" and "$" mean lawful money of the United States of America.

"Downgraded Lender" means a Lender that fails to be an Approved Lender in accordance with the terms of such definition.

"Due Date" means each date on which a Distribution is due on a Collateral Loan.

"Due Period" means, with respect to any Quarterly Payment Date, the period commencing on the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Payment Date).

"Early-Monthly Tape" has the meaning set forth in Section 5.1(q).

"EBA" means the European Banking Authority and/or its predecessor, the Committee of European Banking Supervisors, and any successor or replacement agency or authority.

"EBITDA" means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Loan, in the manner provided in the Related Contracts).

"Eligibility Criteria" means, as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(a)(vii)), each of the following:

(a)    each Concentration Limitation is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition or origination);

(b)    the Collateral Quality Test is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition or origination);

(c)    each Coverage Test is satisfied immediately after giving effect to such acquisition or origination;

(d)    the Portfolio Advance Rate is less than or equal to the Maximum Advance Rate, unless the Portfolio Advance Rate is maintained or reduced after giving effect to such acquisition or origination;

(e)    there is no Commitment Shortfall after giving effect to such acquisition or origination;

(f)     unless waived in writing by the Administrative Agent and the Borrower provides notice to DBRS of such waiver, no more than 20.0% of Total Capitalization (calculated in accordance with the procedures set forth in Section 1.3) shall consist of Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $12,500,000 at the time of such acquisition or origination; and

(g)    each of the criteria in the definition of "Collateral Loan" is satisfied with respect to such acquisition or origination of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such acquisition or origination of such debt obligation.

"Eligible Account Bank" means, with respect to any specified account, a financial institution:

(a)     (x) that (i) if such account is a fully segregated trust account with the trust department or corporate trust department of such financial institution, has a DBRS Long Term Rating of at least "A"; or (ii) otherwise, has a DBRS Long Term Rating of at least "AA" (provided that if such financial institution ceases to have a DBRS Long Term Rating of at least "AA", it is replaced within 30 days by a financial institution with a DBRS Long Term Rating of at least "AA"); and (y) that has a combined capital and surplus of at least $200,000,000; or

(b)     as to which the Rating Condition is satisfied and the Borrower and the Majority Lenders have consented to such financial institution constituting an "Eligible Account Bank" hereunder.

"Eligible Cov-Lite Loan" means a Collateral Loan that (i) is a Cov-Lite Loan, (ii) is a Senior Secured Loan, (iii) has a DBRS Rating of "B(low)" or higher, and (iv) constitutes all, or part, of a tranche at least equal to $150,000,000 at the time such tranche is issued.

"Eligible Investment Required Ratings" means, in the case of each Eligible Investment, a DBRS Short Term Rating of at least "R-1 (middle)" and, in the case of any Eligible Investment with a maturity of longer than 90 days, a DBRS Long Term Rating of at least "AA (low)".

"Eligible Investments" means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(i)    direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii)    demand and time deposits in, certificates of deposit of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)    unleveraged repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depositary institution or trust company (acting as principal) described in clause (ii) above or entered into with a corporation (acting as principal) with, or whose parent company has (in addition to a guarantee agreement with such entity), the Eligible Investment Required Ratings;

(iv)    securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(v)    non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(vi)    a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case with the Eligible Investment Required Ratings; provided that (a) the Borrower has satisfied the Rating Condition and the Majority Lenders have consented thereto or (b) such Reinvestment Agreement may be unwound at the option of the Borrower without penalty;

(vii)    money market funds domiciled outside of the United States which funds have, at all times, the highest Moody's credit rating assignable at such time and credit ratings of "AAA-mf" by Standard & Poor's;

(viii)    any other investment similar to those described in clauses (i) through (vii) above which (a) has the Eligible Investment Required Ratings at the time of such investment and (b) has been approved by the Majority Lenders; provided that the Rating Condition has been satisfied with respect to any such investment;

and, in the case of (i) through (vi) and (viii) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs; provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an "f", "r", "p", "pi", "q" or "t" subscript assigned by Standard & Poor's, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make "gross-up" payments or pay "additional amounts" in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason (including in the event of a change of law), (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Borrower's or the Collateral Manager's judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment advisor or other service provider.

"Eligible Loan Index" means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Collateral Manager upon the origination or acquisition of such Collateral Loan: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Majority Lenders with written notice thereof to be provided to DBRS (collectively, the "Approved Indices"); provided that the Borrower or the Collateral Manager may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

"Engagement Letter" means the Letter Agreement, dated as of July 3, 2013, between Fifth Street and Natixis, as amended from time to time in accordance with the terms thereof.

"Environmental Claim" means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Equity Kicker" means a warrant (or other "attached" Equity Security) that is received with respect to a Collateral Loan or purchased as part of a "unit" with a Collateral Loan (so long as such warrant or other Equity Security is not Margin Stock and is not convertible or exchangeable into Margin Stock). The term "Equity Kicker" does not include any warrant that is detached or detachable from the underlying Collateral Loan.

"Equity Security" means any equity security or any other security or loan that is not eligible for purchase by the Borrower as a Collateral Loan and any security purchased by the Borrower as part of a "unit" with a Collateral Loan and which itself is not eligible for purchase by the Borrower as a Collateral Loan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

"Eurodollar Rate Loans" means Loans accruing interest at an Applicable Rate based upon the Adjusted London Interbank Offered Rate.

"Euro-Dollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

"Event of Default" has the meaning set forth in Section 6.1.

"Excess Concentration Amount" means, without duplication, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions of each Collateral Loan that cause such Concentration Limitations to be exceeded.

"Excess Reserve Amount" means, on any date, the excess (if any) of:

(a)     the amount standing to the credit of the Future Funding Reserve Account on such date over

(b)     (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the last day of the Reinvestment Period, the excess (if any) of (x) the Total Commitment on such date over (y) the aggregate principal amount of the Loans outstanding on such date.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
"Exposure Amount" as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower's maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to an intergovernmental agreement entered into in connection with such Sections of the Code.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

"Fee Proceeds" means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received in respect of any Collateral Loan and any excess, with respect to Participation Interests in Collateral Loans which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such Participation Interest over the amount of interest required to be paid by the Borrower to the purchaser of such Participation Interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor or any fees received in connection with the reduction of the par of the related Collateral Loan. Fee Proceeds shall in all cases constitute Interest Proceeds.

"Fifth Street" means Fifth Street Senior Floating Rate Corp.

"Final RTS" means the final regulatory technical standards and implementing technical standards on securitisation retention rules published by the EBA pursuant to Articles 408(2) and 408(3) of the CRR.

"Financial Sponsor" means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

"Fitch" means Fitch Ratings, Inc., together with its successors.

"Fixed Rate Obligation" means any Collateral Loan that bears a fixed rate of interest.

"Floating Rate Obligation" means any Collateral Loan that bears a floating rate of interest.

"FRBNY" means the Federal Reserve Bank of New York.

"Funding Agent" means the bank or other financial institution acting as the agent of a CP Lender under this Agreement pursuant to a Joinder Agreement, as applicable.

"Future Funding Reserve Account" means the trust account established pursuant to Section 8.3(b).

"Future Funding Reserve Borrowing" means a borrowing of a Future Funding Reserve Loan hereunder.

"Future Funding Reserve Loan" has the meaning set forth in Section 2.1.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States.

"Grant" means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

"Hedge Counterparty Rating Criteria" means, in respect of a counterparty or entity guaranteeing the obligations of such counterparty, a DBRS Long Term Rating of "A (high)" or higher; provided that if an Interest Hedge Counterparty or guarantor ceases to meet the Hedge Counterparty Rating Criteria, within 30 Business Days after such failure to meet the Hedge Counterparty Rating Criteria, such Interest Hedge Counterparty or guarantor must either (a) provide a guarantee acceptable to DBRS from a guarantor rated "A (high)" or higher or (b) assign its obligations under the Interest Hedge Agreement to a counterparty that holds a rating of "A (high)" or higher.
"Increased Commitment Date" means the date of the effectiveness of the Increased Commitments pursuant to the terms of this Agreement.
"Increased Commitment Notice" has the meaning assigned to such term in Section 2.11(a).
"Increased Commitments" has the meaning assigned to such term in Section 2.11(a).

"Increased Costs" means any amounts due pursuant to Section 2.9 and/or Article XI.

"Incurrence Covenant" means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

"Indebtedness" of any Person means, without duplication, (a) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

"Indemnitee" has the meaning set forth in Section 12.3(b).

"Initial Borrowing Date" has the meaning assigned to such term in Section 3.2(a).

"Initial Rating" means the rating given to the Loans by DBRS as of the Closing Date.

"Interest Coverage Amount" means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (excluding Defaulted Loans to the extent set forth in the definition of "Interest Proceeds") for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period; and (d) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period.

"Interest Coverage Ratio" means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a)    (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A) through (D) of Section 9.1(a)(i) by

(b)     the sum of (i) all interest due on the Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the related Quarterly Payment Date.

"Interest Coverage Ratio Test" means a test satisfied on any Measurement Date following the first Quarterly Payment Date if the Interest Coverage Ratio is greater than or equal to 200.0% on such date.

"Interest Hedge Agreement" means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

"Interest Hedge Counterparty" means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the Hedge Counterparty Rating Criteria (or, with respect to any counterparty not meeting such Hedge Counterparty Rating Criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting such criteria at such time), together with any permitted assignee or successor (which meets the Hedge Counterparty Rating Criteria) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

"Interest Period" means, with respect to each Borrowing, (a) the period from (and including) the date of such Borrowing to but excluding the following Quarterly Payment Date, and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Borrowing is repaid.

"Interest Proceeds" means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Underlying Instruments of such Pledged Collateral, (b) all Fee Proceeds, (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 8.2(h), are to be treated as Interest Proceeds and (d) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(e). Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute "Interest Proceeds" hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security (other than the attached equity component of a Unit) will constitute Principal Proceeds (and not Interest Proceeds).

"Interest Rate Cap" means, with respect to each Interest Period, the sum of (i) the Adjusted London Interbank Offered Rate applicable to such Interest Period plus (ii) 2.00% per annum.

"Interpolated Rate" means (a) for any Interest Period equal to three months, three month LIBOR as calculated in accordance with the definition of LIBOR and (b) for any Interest Period of less than or greater than three months, the rate determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the definition of LIBOR, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Period; provided that, if an Interest Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with the definition of LIBOR as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

"Investment Advisers Act" means the Investment Advisers Act of 1940, as amended.

"Investment Advisor" means Fifth Street Management LLC, a Delaware limited liability company, or any successor in such capacity in accordance with the Investment Advisory Agreement.

"Investment Advisory Agreement" means the Investment Advisory Agreement dated as of June 27, 2013 between the BDC and Fifth Street Management LLC, as amended, supplemented or replaced from time to time.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"Investment Criteria Adjusted Balance" means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that for all purposes the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price of such Discount Loan.

"IRS" means the U.S. Internal Revenue Service.

"Joinder Agreement" means an agreement substantially in the form of Exhibit D pursuant to which a Funding Agent may act as agent of a CP Lender under this Agreement.
"Key Manager Event" shall be deemed to have occurred on any date whereby any two of (i) Leonard Tannenbaum, (ii) Bernard Berman and (iii) Ivelin Dimitrov (each such person, a "Key Person") is no longer actively involved in the operations of the Collateral Manager (with respect to each Key Person, a "Key Person Trigger") and such person or persons have not been replaced by an individual or individuals consented to by the Administrative Agent in accordance with process described below. The Borrower shall provide prompt notice to DBRS and the Agents of the occurrence of a Key Person Trigger and the Collateral Manager may propose a replacement for a Key Person on any date up to and including the date that is 90 days after the occurrence of a Key Person Trigger (such date, the "Proposal End Date"). If the Collateral Manager proposes a replacement Key Person, the Administrative Agent shall have 30 days from the date of its receipt of the written Key Person replacement proposal to reject, based upon reasonable grounds, the Collateral Manager's proposal in writing (each such period, an "Objection Period"). If the Administrative Agent does not reject such proposed replacement in writing within such Objection Period pursuant to the immediately preceding sentence, such replacement shall be deemed to be approved. In the event any Collateral Manager proposed Key Person replacement is rejected in writing by the Administrative Agent, the Collateral Manager may propose additional replacements pursuant to the foregoing process; provided that, if such additional proposed replacement has been objected to by the Administrative Agent during the applicable Objection Period in accordance with the foregoing, then (until a replacement has been approved) the Collateral Manager may continue to propose Key Person replacements until the Proposal End Date. For purposes of this definition, the Administrative Agent shall act at the direction of the Majority Lenders.
"Lender" means each Person that is listed as "Lender" on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, each Additional Lender and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Lender Collateral Account" means the trust account established pursuant to Section 8.3(d).

"Lender Collateral Subaccount" has the meaning set forth in Section 8.3(d)(ii).

"LIBOR Business Day" means any day except a Saturday, a Sunday or a day on which commercial banks in London or New York City are authorized or required by law to close.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Liquidity Facility" means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

"Liquidity Funding" means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

"Liquidity Funding Period" means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

"Liquidity Funding Rate" means with respect to any Liquidity Funding under a Liquidity Facility for any period, the per annum rate of interest equal to the sum of (i) the Adjusted London Interbank Offered Rate applicable to such period plus (ii) 0.45% per annum; provided that, if a quotation for the London Interbank Offered Rate is not able to be obtained, the Liquidity Funding Rate shall equal, for each day in any period, (i) the Alternate Base Rate applicable to such day plus (ii) 0.45% per annum.

"LLC Agreement" means the Limited Liability Company Agreement of the Borrower, dated as of November 1, 2013, among the BDC, as member, and the independent managers party thereto, as further amended, restated or otherwise modified from time to time.

"Loan" has the meaning assigned to such term in Section 2.1.

"Loan Documents" means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Notes, the Interest Hedge Agreements, each Joinder Agreement, the Master Transfer Agreement and the Investment Advisory Agreement.

"London Interbank Offered Rate" or "LIBOR" means, with respect to each Interest Period for a Eurodollar Rate Loan, the rate determined by the Administrative Agent in accordance with the following provisions:

(a)    The rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for deposits in Dollars for the appropriate periods (as provided in the definition of "Interpolated Rate") that appear on Reuters Page 3750 (or such page as may replace Reuters Page 3750) as reported by Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period.

(b)    If the rates referred to in clause (a) above do not appear on Reuters Page 3750 (or such page as may replace Reuters Page 3750) as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period, the London Interbank Offered Rate will be the arithmetic mean of the offered rates (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) for deposits in Dollars for the appropriate periods (as provided in the definition of "Interpolated Rate") that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period, if at least two such offered rates so appear.

(c)    If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on any such date (as provided in clause (b) above), the Administrative Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Administrative Agent to provide such bank's offered quotation (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) to prime banks in the London interbank market for deposits in Dollars for the appropriate periods (as provided in the definition of "Interpolated Rate") that as of 11:00 a.m., London time, on such date for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations.

(d)    If fewer than two such quotations are so provided pursuant to clause (c) above, the Administrative Agent will request any three (3) major banks in New York City selected by the Administrative Agent to provide such bank's rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for loans in Dollars to leading European banks for the appropriate periods (as provided in the definition of "Interpolated Rate") that as of approximately 11:00 a.m., New York City time, on the date which is two LIBOR Business Days before the first day of such Interest Period for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such rates are so provided, the London Interbank Offered Rate will be the arithmetic mean of such rates.

(e)    If only one rate is so provided pursuant to clause (d) above, then the London Interbank Offered Rate will be the rate so provided. If no such rate is provided, the London Interbank Offered Rate for such Interest Period will be the London Interbank Offered Rate in effect for the prior Interest Period.

"Maintenance Covenant" means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action.

"Majority Lenders" means the Lender or Lenders holding, collectively, more than 50% of the sum of (a) the aggregate principal amount of all of the Loans outstanding at such time plus (b) the aggregate undrawn Commitments in respect of such Loans at such time; provided that in determining whether the Majority Lenders have consented to or approved any action or inaction, (x) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Lender shall be excluded from the amounts set forth in clauses (a) and (b) of this definition and (y) the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii).

"Margin Stock" shall have the meaning provided such term in Regulation U.

"Market Value" means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:
(a)         the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC or Houlihan Lokey or (ii) subject to satisfaction of the

Rating Condition, any other nationally recognized loan pricing service selected by the Borrower or the Collateral Manager with notice to the Lenders; provided that the Majority Lenders may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within 5 Business Days after receipt of such notice;
(b)        if such quote described in clause (a) is not available,
(i)       the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;
(ii)       if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or
(iii)       if only one such bid can be obtained, such bid;
provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Collateral Manager, the Investment Advisor or any Affiliate of any thereof; or
(c)       if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value, provided that (i) the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding three months and (ii) if the Appraised Value of a Collateral Loan is determined pursuant to clause (B) of the definition of "Appraised Value", the Market Value of such Collateral Loan shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower);
(d)       if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Loan shall be the lower of (i) the DBRS Recovery Rate and (ii) if any, the Market Value determined by the Borrower or the Collateral Manager (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that, so long as the BDC is the Collateral Manager, if the Collateral Manager or the Investment Advisor is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or
(e)       if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.
"Master Transfer Agreement" means the Loan Sale and Contribution Agreement, dated as of November 1, 2013, between the BDC, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

"Material Adverse Effect" means a material adverse effect individually or in the aggregate with other adverse effects on the ability of the Borrower or the Collateral Manager to perform its respective obligations under any of the Loan Documents or the rights, interests or remedies (taken as a whole) of the Agents or any Lender under the Loan Documents (taken as a whole).

"Maximum Advance Rate" means (a) during the Ramp-Up Period, (i) while the Diversity Score is less than 10, 50%, and (ii) while the Diversity Score is equal to or greater than 10, 55%, and (b) after the Ramp-Up Period has ended, 64%.

"Maximum DBRS Risk Score Test" means a test that will be satisfied on any Measurement Date if the Weighted Average DBRS Risk Score of the Collateral Loans is less than or equal to the numerical equivalent of the Row Weighted Average Risk Score based upon the Applicable Row Level from the Collateral Quality Matrix and as determined as provided on Schedule C hereto; provided that during the Ramp-Up Period, the Maximum DBRS Risk Score Test shall be satisfied if the DBRS Risk Score is at least 31.8670.

"Maximum Principal Balance" means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

"Maximum Weighted Average Life Test" is a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to 6.5 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.
"Measurement Date" means each Calculation Date, each day Collateral Loans are purchased, originated or sold, each Collateral Report Determination Date and each day pursuant to the request of the Majority Lenders or DBRS; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

"Member" has the meaning assigned to such term in the LLC Agreement.

"Mid-Monthly Loan Tape" has the meaning set forth in Section 5.1(o).

"Minimum Diversity Score Test" means a test that will be satisfied on any Measurement Date if the Diversity Score (calculated as a single number in accordance with standard diversity scoring methodology using DBRS Industry Classifications) equals or exceeds the Row Diversity Score for the Applicable Row Level in effect at such time in the Collateral Quality Matrix; provided that the Minimum Diversity Score Test will not apply during the Ramp-Up Period.

"Minimum Weighted Average Spread Test" means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread Test Level.

"Minimum Weighted Average Spread Test Level" means, on any Measurement Date, the Row Spread Level for the Applicable Row Level in effect at such time in the Collateral Quality Matrix; provided that during the Ramp-Up Period, the Minimum Weighted Average Spread Test Level shall equal 5%.

"Money" shall have the meaning specified in Section 1-201(24) of the UCC.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means at any time an "employee pension benefit plan" within the meaning of Section 4001(a) (3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"MV Overcollateralization Amount" means, with respect to all Performing Collateral Loans, an aggregate amount equal to sum of, with respect to each such Performing Collateral Loan, the lesser of (a) the purchase price paid for such Performing Collateral Loan by the Borrower, provided that, if the purchase price paid exceeds the par amount of such Performing Collateral Loan, the purchase price shall be deemed to be the par amount, and (b) the market value of such Performing Collateral Loan determined by the Borrower or the Collateral Manager (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it.

"MV Overcollateralization Ratio" means, as of any date of determination, the ratio (expressed as a percentage) obtained by dividing:
(a)    the sum of (i) the MV Overcollateralization Amount as of such date plus (ii) the aggregate amount on deposit in the Collection Account and the Future Funding Reserve Account representing Principal Proceeds as of such date, plus (iii) the Net Aggregate Exposure Amount as of such date, by
    (b)     the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Unfunded Amount as of such date.
"MV Overcollateralization Ratio Test" means, as of any date of determination, a test that will be satisfied on such date if the MV Overcollateralization Ratio is greater than or equal to 200.00%.

"Natixis" means Natixis, New York Branch.

"Natixis Conduit" means any CP Conduit that is an Affiliate of Natixis, or that is provided liquidity or credit support by Natixis or an Affiliate.
"Net Aggregate Exposure Amount" means the excess (if any) of (i) the aggregate Unfunded Amount on such date over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

"Net Purchased Collateral Loan Balance" means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Collateral Loans sold and/or contributed to the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Collateral Loans sold and/or distributed by the Borrower to its Affiliates prior to such date.

"Non-Elevation Repurchase" means, with respect to any Closing Date Collateral Loan, the repurchase by the BDC of such Closing Date Collateral Loan from the Borrower for a purchase price paid in immediately available funds in an amount equal to the purchase price paid by the Borrower to the BDC (expressed as a percentage of par) for such Closing Date Collateral Loan multiplied by the outstanding principal amount of such Closing Date Collateral Loan at the time of repurchase, which payment shall be made directly to the Collateral Agent and deposited in the Collection Account as Principal Proceeds in accordance with Section 8.1(b).

"Note" means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the form set forth on Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

"Notice of Borrowing" has the meaning set forth in Section 2.2(a).

"Obligations" means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties, the Lenders and the other Secured Parties under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

"Obligor" means, with respect to a Collateral Loan, the person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), and whose assets are principally relied upon by the Borrower at the time such Collateral Loan was originated or purchased by the Borrower as the source of repayment of such Collateral Loan.

"Offer" means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for Cash, securities or any other type of consideration.

"Other Connection Taxes" means, with respect to any Lender or the Administrative Agent, taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" has the meaning set forth in Section 11.4(b).

"Overcollateralization Ratio" means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a)     the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date; by

(b)     the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date.

"Overcollateralization Ratio Test" means a test satisfied on any Measurement Date if the Overcollateralization Ratio equals or exceeds 140.00%.

"Participant" has the meaning set forth in Section 12.6(b)(i).

"Participant Register" has the meaning set forth in Section 12.6(b)(ii).

"Participation Interest" means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower's commitment to acquire the same, constitute a Collateral Loan.

"Payment Account" means the payment account established pursuant to Section 8.3(a).

"Payment Date Report" has the meaning set forth in Section 9.1(c).

"Percentage Share" means:

(a)    with respect to a Lender's obligation to make Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Lender's Commitment by (ii) the Total Commitment, provided that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Loans and the denominator shall be the aggregate unpaid principal amount of all Loans; and

(b)    with respect to all other matters in relation to a Lender at any time, the percentage obtained by dividing (i) the sum of such Lender's undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (ii) the sum of all Lenders' undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

"Performing Collateral Loan" means a Collateral Loan that is not a Defaulted Loan, Credit Risk Loan, Current Pay Obligation or a Specified Collateral Loan.
"Permitted Liens" means (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, and (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents.

"Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"PIK Loan" means any loan on which a portion (but not all) of the interest accrued for a specified portion of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or otherwise deferred rather than being paid in cash; provided that a loan that, in addition to any capitalized interest, requires by the terms of its applicable Underlying Instrument interest to be paid in cash at a rate of (in the case of a PIK Loan that is a Fixed Rate Obligation) at least 4.00% and (in the case of a PIK Loan that is a Floating Rate Obligation) at least LIBOR plus 3.00% per annum shall be deemed not to be a PIK Loan hereunder. For the avoidance of doubt, (i) a Zero Coupon Loan shall be deemed not to be a PIK Loan hereunder and (ii) if the Obligor under a PIK Loan fails to make a required cash interest payment thereunder and such failure continues longer than the grace period set forth for such payment in clause (a) of the definition of "Defaulted Loan", such PIK Loan shall become a Defaulted Loan.

"Plan" means at any time an "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

"Pledged Collateral" has the meaning specified in the Granting Clause hereof.

"Portfolio Advance Rate" means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a)     the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date; by

(b)     the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date.

"Post-Default Rate" has the meaning assigned to such term in Section 2.5(b).

"Primary Limitation Amount" has the meaning assigned to such term in Section 9.1(f)(vii).

"Prime Rate" means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the "Prime Rate" (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the "Prime Rate" is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.

"Principal Balance" means, as of any date of determination with respect to any Collateral Loan, the aggregate outstanding principal amount of such Collateral Loan as of such date, excluding (a)

deferred or capitalized interest on any Collateral Loan (other than any such interest that was added to principal on or before the date when such Collateral Loan was acquired by the Borrower) and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1.

"Principal Collateralization Amount" means, at any time, the sum of:

(a)    the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans, Discount Loans, Current Pay Obligations and Specified Collateral Loans (each as to which the applicable rule below shall apply)), plus

(b)    (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, plus (ii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments; plus

(c)    for each Discount Loan, the aggregate purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(d)    for each Defaulted Loan that has been a Defaulted Loan for less than one year, the Recovery Value; plus

(e)    (i) for Current Pay Obligations up to 5.0% of Total Capitalization, the Aggregate Principal Balance of all such Current Pay Obligations, plus (ii) for each Current Pay Obligation in excess of 5.0% of Total Capitalization, 90% of such Current Pay Obligation's Market Value (but no greater than the par value of such Current Pay Obligation); plus

(f)    for each Specified Collateral Loan, zero;

provided that, (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, Discount Loan or Current Pay Obligation, such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for one year or more will be zero.

"Principal Proceeds" means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Underlying Instruments of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans), (b) any cash capital contributions made to the Borrower and applied pursuant to Section 8.2(h) (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 8.2(h)) and Section 6.5 and (c) with respect to any Closing Date Collateral Loan, any payments with respect thereto attributable to a Non-Elevation Repurchase of such Closing Date Collateral Loan. All sales of Participation Interests or assignments pursuant to Section 10.1 shall be for cash the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 8.2(h) and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a Participation Interest shall constitute "Principal Proceeds" hereunder.

"Priority of Payments" has the meaning set forth in Section 9.1(a), provided that, at all times after the Majority Lenders have exercised their right to direct the liquidation of the Collateral under Article VI, "Priority of Payments" shall mean the priorities set forth in Section 6.4 hereof.

"Proceeding" means any suit in equity, action at law or other judicial or administrative proceeding.

"Program Manager" means the investment manager or administrator of a CP Lender, as applicable.

"Prohibited Transaction" means (i) a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or (ii) a transaction prohibited under Similar Law and not exempted.

"Quarterly Cap" means, with respect to any Quarterly Payment Date, an amount equal to (x) $50,000 plus (y) 0.02% multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Net Aggregate Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

"Quarterly Loan Tape" has the meaning set forth in Section 5.1(o).

"Quarterly Payment Date" means the 1st day of February, May, August and November in each year, commencing in May 2014, and the Stated Maturity; provided that, if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

"Ramp-Up Period" means the period from and including the Closing Date to and including the date on which the Diversity Score equals or exceeds 15.

"Rating Agency" means (i) with respect to the Loans, DBRS (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Loans, such rating agency) or (ii) with respect to the Collateral generally, DBRS, Moody's, Fitch or Standard & Poor's (or, if, at any time DBRS, Moody's, Fitch or Standard & Poor's ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Manager).

In the event that at any time any of the rating agencies referred to above ceases to be a "Rating Agency" and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency's published ratings for the type of obligation in respect of which such replacement rating agency is used.

"Rating Condition" means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if DBRS has been notified in writing by the Borrower of such action or proposed action and none of the Borrower, the Collateral Manager or any of the Secured Parties has received a written communication (including by electronic messages, facsimile, press release, posting to its internet website, or other means deemed acceptable to DBRS) objecting to such action or proposed action from DBRS within 10 Business Days following such notification by the Borrower; provided that such 10 Business Day period may be waived in writing by DBRS in its sole discretion. If at any time the Loans are not then rated by DBRS, the Rating Condition will automatically be deemed to be satisfied at such time with respect to any action or proposed action.

"Real Estate Loan" means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land and is underwritten as a mortgage loan or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

"Recovery Value" means, for each Defaulted Loan that has been a Defaulted Loan for less than one year, the lowest of:

(i)    the Principal Balance of such Defaulted Loan multiplied by the applicable DBRS Recovery Rate for such Defaulted Loan;

(ii)    the Market Value of such Defaulted Loan; and

(iii)    the carrying value of such Defaulted Loan on the books and records of the Borrower.

"Register" has the meaning set forth in Section 12.6(f).

"Regulation U" means Regulation U of the Federal Reserve Board, as in effect from time to time.

"Reinvestment Agreement" means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having an Eligible Investment Required Ratings; provided that such agreement provides that it is terminable by the purchaser, without penalty and with the return of all invested funds, if within 60 days after the provider of such agreement no longer satisfies the Eligible Investment Required Ratings the provider has failed to obtain either (i) a guarantor with an Eligible Investment Required Ratings that satisfies the Rating Condition to guarantee the obligations of such provider under such agreement or (ii) a replacement provider with an Eligible Investment Required Ratings that satisfies the Rating Condition.

"Reinvestment Period" means the period from and including the Closing Date to and including the earliest of (a) the date that is 18 months after the Closing Date, (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments pursuant to Section 6.2, (c) any date on which the Borrower or the Collateral Manager reasonably determines that it can no longer purchase or originate additional Collateral Loans appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and the Collateral Management Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Collateral Manager shall provide a written certification as to such determination to the Agents, the Lenders and DBRS at least five Business Days prior to such date)

and (d) any date on which the Majority Lenders provide written notice to the Borrower that an event constituting "Cause" as defined in the Collateral Management Agreement has occurred.

"Related Contracts" means all credit agreements, indentures, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the related Underlying Instruments), together with all of the Borrower's right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

"Related CP Issuer" means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender's source of funding for the CP Lender's acquisition or maintenance of its funding obligations hereunder.

"Repurchase and Substitution Limits" has the meaning assigned to such term in Section 10.1(a)(vii).

"Requested Amount" has the meaning assigned to such term in Section 2.2(a).

"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend made solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Borrower now or hereafter outstanding, (iv) any payment of management or similar fees by the Borrower and (v) any other dividend, distribution or payment to any equityholder of the Borrower.

"Restricted Trading Period" means each day during which (a) the DBRS rating of any of the Loans is one or more sub-categories below the Initial Rating by DBRS or (b) the DBRS rating of any Loans then outstanding has been withdrawn and not reinstated; provided that such period will not be a Restricted Trading Period upon the direction of 100% of the Lenders (provided that (i) the Borrower shall provide notice to DBRS of such direction and (ii) such direction shall not apply to any subsequent occurrence of any of the Loans being downgraded, withdrawn or put on watch).

"Retained Expense Amount" with respect to any Quarterly Payment Date means the amount, if any, by which (x) the sum of the amount determined pursuant to the definition of "Quarterly Cap" for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (y) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(B)(1) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

"Retention Interest" means a material net economic interest in the securitisation position comprised by the Loans which, in any event, shall not be less than 5% of the nominal value of the Collateral Loans and Eligible Investments.

"Retention of Net Economic Interest Letter" means a letter relating to the retention of net economic interest in substantially the form of Exhibit H hereto (relating to the requirements of Article 122a), from the Retention Provider and addressed to the Borrower, the Administrative Agent and any Article 122a Lender.

"Retention Provider" means the BDC.

"Retention Requirement" means the requirements and obligations of the Retention Provider as set forth in the Retention of Net Economic Interest Letter.

"Retention Requirement Laws" means Article 122a, the CRD, Article 405(1), the CRR and Article 17, together with the Final RTS and any other applicable guidance, technical standards or related documents published by the European Banking Authority (including its predecessor, the Committee of European Banking Supervisors, and any successor or replacement agency or authority) and any delegated regulations of the European Commission (and in each case including any amendment or successor thereto).

"Revolving Collateral Loan" means a Collateral Loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time.

"Row Diversity Score" means the column of that name in the Collateral Quality Matrix.

"Row Spread Level" means the column of that name in the Collateral Quality Matrix.

"Row Weighted Average Risk Score" means the column of that name in the Collateral Quality Matrix.

"Sale Proceeds" means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

"Scheduled Distribution" means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fee due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

"SEC" means the United States Securities and Exchange Commission.

"Second Lien Loan" means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to the primary pledged collateral securing such loan) to a Senior Secured Loan of the Obligor; (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

"Secured Parties" means, collectively, the Agents, the Custodian and the Lenders.

"Securities Intermediary" means U.S. Bank in its capacity as securities intermediary under the Account Control Agreement.

"Selling Institution" means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

"Senior Authorized Officer" means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the administration of the Collateral or the performance of such Person's obligations under the Loan Documents.

"Senior Management Fee" has the meaning assigned to such term in the Collateral Management Agreement.

"Senior Secured Loan" means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (other than with respect to trade claims, capitalized leases or similar obligations); (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under such loan; (c) the value of the collateral securing such loan at the time of origination or purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such loan in accordance with its terms and to repay all other such loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

"Servicing Standard" means, with respect to the Borrower and the Collateral Manager, in rendering its services hereunder and under the other Loan Documents, diligently using a degree of skill and attention no less than that which (i) would be exercised by a prudent institutional portfolio manager in connection with the servicing and administration of assets similar to the Collateral Loans under similar circumstances and (ii) each of the Borrower, the Collateral Manager and its respective Affiliates exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Loans.

"Similar Law" means any federal, state or local law or regulations that are substantially similar to Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Code.

"Special Member" has the meaning assigned to such term in the LLC Agreement.

"Specified Change" means any amendment, consent, modification or waiver of, or supplement to, an Underlying Instrument that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (c) reduces the rate of interest payable on a Collateral Loan by more than 50%, unless the Minimum Weighted Average Spread Test is satisfied after giving effect to such change, (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan, unless the Maximum Weighted Average Life Test is satisfied after giving effect to such change, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan if such subordination causes (i) any of the Coverage Tests or the Collateral Quality Test to cease to be in compliance (or, if any of the Coverage Tests or the Collateral Quality Test are not satisfied prior to such subordination, causes any such Coverage Test or Collateral Quality Test to be worsened) or (ii) the Concentration Limitations to be worsened, (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment) or (h) changes any of the provisions of an Underlying Instrument specifying the number or percentage of lenders required to effect any of the foregoing; provided that, in the case of clause (e) above, such tests have been calculated, if applicable, after the Underlying Instrument has been re-evaluated by DBRS.

"Specified Collateral Loan" means any Collateral Loan:

(a)     as to which the Credit Estimate Procedures have not been satisfied; or

(b)     that, at any time after the Assignment Period Backstop Date, (i) is a Closing Date Collateral Loan and (ii) has (A) not been assigned to the Borrower, such that the Borrower is the owner and lender of record in respect of such Closing Date Collateral Loan, or (B) not been subject to a Non-Elevation Repurchase;

provided that, in the case of clause (a) above, upon the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, such Collateral Loan shall no longer constitute a Specified Collateral Loan.

"Standard & Poor's" or "S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, and any successor thereto.

"Stated Maturity" means November 1, 2021.

"Step-Down Loan" means an obligation or security which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.
"Step-Up Loan" means an obligation or security which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.
"Structured Finance Obligation" means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, "future flow" receivable transactions and other similar obligations; provided that any ABL Facility and loans directly to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

"Subordinated Loan" means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such loan and that is not a Second Lien Loan.

"Subordinated Management Fee" has the meaning assigned to such term in the Collateral Management Agreement.

"Subsidiary" means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

"Synthetic Security" means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

"Taxes" has the meaning set forth in Section 11.4(a).

"Total Capitalization" means, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), (b) the Recovery Value of the Defaulted Loans, (c) the aggregate amount of the undrawn Commitments above the Net Aggregate Exposure Amount and (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds minus (e) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)).

"Total Commitment" as of any date of determination means the aggregate amount of the Commitments (funded or unfunded) on such date, which as of the Closing Date is $100,000,000.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

"Underlying Instruments" means the indenture or other agreement pursuant to which a Collateral Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Loan or of which the holders of such Collateral Loan are the beneficiaries.

"Undrawn Commitment Amount" means, on any day, the amount by which the aggregate principal amount of all Loans outstanding at the close of business on such day is less than the Total Commitment on such day.

"Unfunded Amount" means, at any time, the sum of (i) the aggregate Exposure Amount at such time plus (ii) the aggregate Unsettled Amount at such time.

"Unit" means an obligation or security with a warrant, option or other equity component attached or received with respect to a Collateral Loan that is exercisable solely at the option of the Borrower, which obligation or security otherwise satisfies the definition of "Collateral Loan"; provided that such warrant, option or other equity component (a) is not Margin Stock and is not convertible or exchangeable into Margin Stock or (b) is not detached or detachable from the underlying Collateral Loan.

"United States" means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

"Unsecured Loan" means a senior unsecured loan obligation of any corporation, partnership or trust which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such loan (other than with respect to trade claims, capitalized leases or similar obligations).

"Unsettled Amount" as of any date means all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to originate or purchase but has not yet settled.

"U.S. Bank" means U.S. Bank National Association.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"Versailles" means Versailles Assets LLC, a Delaware limited liability company, whose registered address is c/o Global Securitization Services LLC, 68 South Service Road, Suite 120, Melville, NY 11747.

"Weighted Average DBRS Risk Score" means the number (rounded up to the nearest hundredth) determined by:

The Maximum Principal Balance of each Collateral Loan	X	The DBRS Risk Score of such Collateral Loan (as determined as provided on Schedule C hereto)
divided by
The Aggregate Maximum Principal Balance of all such Collateral Loans

"Weighted Average Life" means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

"Weighted Average Spread" means, with respect to any Collateral Loans (in each case excluding Defaulted Loans), as of any date, the number obtained by:
(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over LIBOR as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Obligation as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Obligation that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and
(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%.
"Zero Coupon Loan" means a Collateral Loan that at the time of purchase does not by its terms provide for periodic payments of interest in Cash.

Section 1.2    Accounting Terms and Determinations and UCC Terms.
(a)    Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b)    Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3    Assumptions and Calculations with respect to Collateral Loans.
In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)    Scheduled interest due on Collateral Loans on which payments are subject to foreign withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any "gross-up" payments required to be made by the related Obligor pursuant to such loan's Underlying Instruments.

(b)    Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c)    The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the aggregate Maximum Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a "type" of Collateral Loan shall correspond to each clause of the definition of "Concentration Limitations" and clause (f) of the definition of "Eligibility Criteria".

(d)    Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e)    For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f)    For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g)    Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans or other amounts payable pursuant to this Agreement.

(h)    References in the Priority of Payments to calculations made on a "pro forma basis" shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i)    For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to zero.

(j)    Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k)    For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded.

(l)    References in this Agreement to the Borrower's "purchase" or "acquisition" of a Collateral Loan include references to the Borrower's making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan). Each Collateral Loan that is originated by the Borrower shall be deemed to have a "purchase price" of par.

(m)    For purposes of calculating the Weighted Average Spread, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.
(n)    For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Test and the Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.
(o)    For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.12 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.
Section 1.4    Cross-References; References to Agreements. "Herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article,

Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall".

Section 1.5    Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to the "Secured Parties", such payments, distributions and notices in respect of the Lenders shall be made to the Administrative Agent.

Article II

THE LOANS
Section 2.1    The Commitments.
On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III, each Lender severally agrees to make loans to the Borrower (each, a "Loan") from time to time on any Business Day during the period from the Closing Date through the end of the Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender's Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Total Commitment as then in effect.

Each such borrowing of a Loan on any single day is referred to herein as a "Borrowing".

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Loans under this Section 2.1 and prepay Loans under Section 2.7.

Each Lender severally agrees, on the last day of the Reinvestment Period (except if the Reinvestment Period terminates as a result of clause (b) of the definition thereof), to make a Loan (and the Borrower hereby directs that such Loan be made) in an amount equal to its Percentage Share of the Unfunded Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Loan is made (such Loan, the "Future Funding Reserve Loan"), but only to the extent that its Percentage Share does not exceed its unfunded Commitment. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Notwithstanding the foregoing provisions of this Section 2.1 or any other provision herein or in any other Loan Document to the contrary, from and after the date occurring 60 days after any Key Person Trigger, no Borrowings shall be made under this Agreement unless a replacement Key Person has been approved by the Administrative Agent in accordance with the definition of "Key Manager Event".

Section 2.2    Making of the Loans.
(a)    If the Borrower desires to make a Borrowing under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a "Notice of Borrowing"), which Notice of Borrowing shall promptly be sent by the Administrative Agent to each Lender, for such Borrowing not later than 5:00 p.m. (New York City time) at least two Business Days prior to the day of the requested Borrowing; provided that, with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be received by 3:00 p.m. (New York City time) on the Business Day immediately prior to the Closing Date.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed (including an indication by the Borrower of the Loans proposed to be borrowed). The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling during the Commitment Period.

The amount of the Borrowing requested in each Notice of Borrowing (the "Requested Amount") shall be equal to at least $250,000 and integral multiples of $100 in excess thereof (or, if less, the remaining unfunded Commitments hereunder).

Each Notice of Borrowing shall be revocable by the Borrower only if notice of such revocation is given to the Lenders and the Administrative Agent (with a copy to the Collateral Agent) no later than 2:00 p.m. (New York City time) on the date that is one Business Day before the date of the related Borrowing. Notices of Borrowing shall otherwise be irrevocable.

(b)    Each Lender shall, not later than 1:00 p.m. (New York City time) on each Borrowing Date (including the Closing Date) in respect of the Loans to be made by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to an account specified by the Borrower in the Notice of Borrowing.

(c)    [Reserved].

(d)    The failure of any Lender to make any Loan on a date of Borrowing hereunder shall not relieve any other Lender of any obligation hereunder to make a Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Loan on the applicable date of Borrowing and the Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, in each such case, if necessary to make such Borrowing, the Borrower shall be permitted a single additional Loan without regard to the minimum borrowing limit set forth herein.

Section 2.3    Evidence of Indebtedness; Notes.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a "loan" and not a "security" for purposes of Section 8-102(15) of the UCC.

(b)    The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount of each Loan made hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender's share thereof.

(c)    The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)    Any Lender may request that its Loans to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, the Loans of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Notes payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Note, such Note shall be surrendered to the Administrative Agent promptly (but no more than 5 Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 2.4    Maturity of Loans.
Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity thereof.

Section 2.5    Interest Rates.
(a)    Each Loan shall bear interest on the unpaid principal amount thereof, for each day such Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. The Loans shall be Eurodollar Rate Loans, except as otherwise provided in this Agreement, including without limitation, in clause (i) of the definition of "Applicable Rate" and Sections 11.1 and 11.2. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity.

(b)    In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loan for such day plus (ii) two percent (the "Post-Default Rate" for such Loan).

(c)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its Funding Agent, as

applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent or any Lender, deliver to the Borrower, the Collateral Agent or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its Funding Agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(d)    The Administrative Agent agrees to use its best efforts to obtain quotations of LIBOR as contemplated by Section 2.5(c) and the definition of "London Interbank Offered Rate". If the Administrative Agent does not obtain a timely quotation, the provisions of Section 11.1 shall apply.

Section 2.6    Commitment Fees.
(a)    Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares, a commitment fee (the "Commitment Fee") accruing for each day during each Interest Period during the Commitment Period at a per annum rate equal to 1.00% of the Undrawn Commitment Amount; provided that the Commitment Fee for the period accruing from (and including) the Closing Date to (and excluding) the date that is six months after the Closing Date will be payable at a per annum rate equal to 0.50% of the Undrawn Commitment Amount. The Commitment Fee shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which it accrues as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(b)    Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Lenders regardless of whether any Loans are actually made.

Section 2.7    Reduction of Commitments; Prepayments.
(a)    Reduction and Termination. (i)    The Total Commitment (and the Commitment of each Lender) shall be automatically reduced to zero at the close of business (New York City time) on the last day of the Commitment Period.

(ii)    Prior to the end of the Commitment Period, the Borrower shall have the right at any time (x) to terminate in their entirety the Total Commitment or (y) to permanently reduce all or a portion of the unfunded amount of the Commitments, in each case upon not less than two Business Days' prior notice to the Lenders, DBRS and the Administrative Agent of any such termination or reduction, which notice shall specify the effective date of such termination or reduction; provided, in the case of clause (x) above, that all amounts due under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of termination or reduction shall be effective only upon receipt and shall terminate or permanently reduce (as applicable) the Commitments of each Lender on the date specified in such notice and, in the case of clause (y)

above, shall specify the amount of any such reduction; provided that no such reduction will reduce the Total Commitment below the aggregate principal amount of the Loans at such time.

(iii)    The Total Commitment (and the Commitment of each Lender) once terminated or reduced may not be reinstated. Each reduction of the Total Commitment pursuant to this Section 2.7 shall be applied ratably among the Lenders in accordance with their respective Commitments.

(iv)    The Borrower will not terminate or reduce the Total Commitment if, after giving effect to such reduction or termination, it would result in a Commitment Shortfall.

(b)    Prepayments on Quarterly Payment Dates. The Loans may be prepaid in whole or in part on each Quarterly Payment Date in accordance with Article IX. Each such prepayment of Loans may be made with not less than two Business Days' prior written notice thereof to the Agents and DBRS.

(c)    Other Prepayments. Notwithstanding anything to the contrary contained herein, subject to the requirement that after giving effect to the proposed prepayment (i) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (F) of Section 9.1(a)(i) on the next Quarterly Payment Date and (ii) there is no Commitment Shortfall, the Borrower may at any time, upon at least two Business Days' notice (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in clauses (i) and (ii) of this Section 2.7(c) with respect to such proposed prepayment) to the Administrative Agent and DBRS, prepay with amounts on deposit in the Collection Account constituting Principal Proceeds, without penalty or premium, all or any portion of the Loans then outstanding on any Business Day that is not a Quarterly Payment Date by paying to the Lenders the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any amount due pursuant to Section 2.9. Each notice of such prepayment shall be effective upon receipt and shall be dated the date such notice is being given, signed by an Authorized Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Loan by the Borrower pursuant to this Section 2.7(c) shall in each case be in a principal amount of at least $250,000 or a whole multiple of $100 in excess thereof or, if less, the entire outstanding principal amount of the Loans. If a notice of such prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment pursuant to this Section 2.7(c) shall be (i) subject to Section 2.9 and (ii) applied to the Loans of the Lenders in accordance with their respective Percentage Shares. Prepayments of Loans pursuant to this Section 2.7(c) shall not be subject to the Priority of Payments except as provided pursuant to Sections 9.1(a)(i)(M)(1)(ii), 9.1(a)(i)(M)(2)(i) and 9.1(a)(ii)(B)(2).

(d)    Upon receipt of a notice of reduction or prepayment from the Borrower pursuant to Section 2.7(a), 2.7(b) or 2.7(c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share (if any) of such reduction or prepayment and such notice shall thereafter be revocable by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing.

All reductions of the Commitments shall be applied to the Commitments of each Lender ratably in accordance with their relevant applicable Percentage Shares, and all prepayments of the Loans shall be applied to the Loans of each applicable Lender in accordance with their relevant applicable Percentage Shares.

(e)    All reductions of the Commitments pursuant to Section 2.7(a) shall be permanent, and the Commitments, once reduced, shall not be reinstated. Any amount of the Loans prepaid pursuant to Section 2.7(b) or 2.7(c) may be reborrowed to the extent permitted by Section 2.1.

Section 2.8    General Provisions as to Payments.
(a)    The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b)    Except as otherwise provided in Section 2.7(c), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available in New York City, to the Administrative Agent or the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to the Administrative Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c)    The Administrative Agent will promptly distribute to each Lender its ratable share, if any, of any payment received hereunder by the Administrative Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9    Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement or (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon demand therefor from a Lender, any resulting loss or expense reasonably and actually incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Lender's inability to retire the source of the Borrowing being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender's investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Borrowing requested in such Notice of Borrowing when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender's investment of funds acquired by such Lender to fund the Loan to be made as part of such Borrowing), shall constitute Increased Costs payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10    Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in Dollars.

Section 2.11    Increased Commitments; Additional Loans.
(a)    At any time during the Reinvestment Period, with the consent of the Administrative Agent, the Borrower may propose that the Commitments of the existing Loans be increased (each such increase being "Increased Commitments" and any loans made to the Borrower pursuant to the Increased Commitments, "Additional Loans") by notice to the Agents, DBRS and the Lenders; provided that (i) the Borrower shall comply with the requirements of Section 3.3, (ii) the net proceeds of any Additional Loans are used (x) to purchase or originate additional Collateral Loans, (y) to pay fees and expenses of the Agents and the Lenders in connection therewith and/or (z) as Principal Proceeds for purposes permitted hereunder, (iii) the Rating Condition for the existing Loans is satisfied after giving effect to any such Increased Commitments, (iv) immediately prior to, and after giving effect to, such increase and the application of the proceeds of the Additional Loans, each Coverage Test is satisfied and the Collateral Quality Test is satisfied (or, only with respect to the Collateral Quality Test, if not satisfied, maintained or improved) and (v) no Lender shall have any obligation to increase its Commitment hereunder, and any election to do so shall be in the sole discretion of each Lender. Such notice (the "Increased Commitment Notice") shall be provided by the Borrower not less than 10 Business Days prior to the proposed date of the Increased Commitments.

(b)    The terms and conditions (other than the Applicable Margin and Commitment Fees) of the Increased Commitments and the Additional Loans issued pursuant to this Section 2.11 will be identical to those of the initial Loans and Commitments (except that the interest and commitment fees due on the Increased Commitments and the Additional Loans will accrue from the issue date of such Increased Commitments and such Additional Loans, as applicable, and the interest rate and commitment fee rate in respect of such Increased Commitments and such Additional Loans do not have to be identical to those of the initial Loans and Commitments). Interest on the Additional Loans will be payable commencing on the first applicable Quarterly Payment Date following the issue date of such Additional Loans. Commitment Fees on the Undrawn Commitment Amount will be payable commencing on the first applicable Quarterly Payment Date following the issue date of such Increased Commitments. The Additional Loans will rank pari passu in all respects with the initial Loans.

(c)    The issuance of Additional Loans shall be in a cumulative amount no greater than the amount of Cash and/or Collateral Loans (to be valued at the Principal Collateralization Amount for each such Collateral Loan) that is contributed, or otherwise invested, in the Borrower (and deposited in, or credited to, the Collection Account or the Custodial Account, as applicable) concurrently with the issuance of such Additional Loans.

(d)    To the extent that any portion of Increased Commitments shall remain unfunded after the date that such Increased Commitments take effect, each Additional Lender shall be an Approved Lender and, upon the making of an Additional Loan or the extension of an Increased Commitment, shall be deemed to be a Lender for all purposes hereunder.

Section 2.12    No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loan may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.13    Loans Held by Borrower Affiliated Lenders. Notwithstanding anything to the contrary herein, in determining whether Lenders constituting the requisite outstanding amount of Loans and Commitments have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans or Commitments held by Borrower Affiliated Lenders shall be disregarded and deemed not to be outstanding.

Article III

CONDITIONS TO BORROWINGS
Section 3.1    Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a)    The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b)    The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c)    The Agents shall have received legal opinions (addressed to each of the Secured Parties and DBRS) from (i) Dechert LLP, New York counsel to the Borrower and the Collateral Manager and (ii) Nixon Peabody, counsel to the Collateral Agent and Custodian, each covering such matters as the Administrative Agent and its counsel shall reasonably request (and including, without limitation, true sale and non-consolidation opinions from counsel to the Borrower).

(d)    The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e)    The Agents shall have received a letter from DBRS addressed to the Borrower confirming that the Loans have been assigned a rating of "AA (sf)".

(f)    The Borrower shall have paid (i) the fees to be received by Natixis on the Closing Date pursuant to the Engagement Letter and (ii) all reasonable and documented fees and out-of-pocket costs and expenses of the Agents, the Lenders, DBRS, respective legal counsel and each other Person payable under and in accordance with the Engagement Letter and as otherwise agreed by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(g)    The Agents shall have received evidence satisfactory to the Administrative Agent and the Lenders that (i) the grant of security pursuant to the Granting Clause herein of all of the Borrower's right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (ii) delivery of such Collateral in accordance with Section 8.7 (including any promissory notes, executed assignment agreements and Microsoft Word or portable document format (.pdf) copies of the principal credit agreement for each initial Collateral Loan, to the extent in the possession of the Borrower) to the Custodian shall have been effected and (iii) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral.

(h)    The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i)    to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii)    certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(i)    The Agents shall have received a certificate of an Authorized Officer of the Collateral Manager:

(i)    to the effect that, as of the Closing Date, all representations and warranties of the Collateral Manager set forth in each of the Loan Documents are true and correct in all material respects; and

(ii)    certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(j)    In the case of each item of Closing Date Collateral Loan and related Collateral pledged to the Collateral Agent on the Closing Date and immediately prior to the delivery thereof on the Closing Date, the following shall be true and correct (i) (A) the Borrower is the owner of such Closing Date Collateral Loan and related Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which are being released on the Closing Date; (B) the Borrower has acquired its ownership in such Closing Date Collateral Loan and related Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Closing Date Collateral Loan and related Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (D) the Borrower has full right to grant a security interest in and assign and pledge such Closing Date Collateral Loan and related Collateral to the Collateral Agent; and (ii) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Closing Date Collateral Loan and related Collateral, except as permitted by this Agreement.

(k)    As of the Closing Date, (i) the Principal Collateralization Amount of the Closing Date Collateral Loans identified on Schedule H shall be equal to or greater than $38,512,500.00, (ii) there are at least six different Obligors with respect to the Closing Date Collateral Loans and (iii) such Closing Date Collateral Loans shall comprise at least four different DBRS Industry Classifications.

(l)     The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding debt prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(m)    [Reserved].

(n)    The Administrative Agent shall have received a secretary's certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(o)    The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(p)    All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Administrative Agent, the Lenders and their respective counsel.

(q)    The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

For purposes of determining compliance with the conditions specified in Section 3.1 above, each of the Agents and each Lender that has signed this Agreement shall be deemed to have consented to or accepted each document or other matter required thereunder to be consented to by or acceptable to such Agent and Lender unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date specifying its objection thereto and unless the Collateral Agent shall have received notice from the Administrative Agent prior to the Closing Date specifying its objection thereto.

Section 3.2    Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)    in the case of the initial Borrowing hereunder, (i) the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to the applicable Borrowing Date (such date, the "Initial Borrowing Date"); and (ii) the Agents shall have received a certificate of an Authorized Officer of the Collateral Manager (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Initial Borrowing Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Borrowing Date and immediately prior to the delivery thereof, (A) (w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which are being released on the Initial Borrowing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement;

(b)    the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Borrowing (as evidenced by the Notice of Borrowing);

(c)    immediately after such Borrowing, the aggregate outstanding principal amount of the Loans shall not exceed the Total Commitment as in effect on such Borrowing Date;

(d)    except in the case of Loans obtained to fund Unfunded Amounts, immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(e)    except in the case of Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(f)    except in the case of Loans obtained to fund Unfunded Amounts, no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by this Agreement;

(g)    except in the case of Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(h)    except in the case of Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Borrowing, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached to such Notice of Borrowing).

Section 3.3    Effectiveness of Increased Commitments. The effectiveness of the Increased Commitments and the obligation of any Lender to make an Additional Loan on the occasion of any Borrowing is each subject to the satisfaction of the following conditions:

(a)    The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i)    to the effect that, and subject to any conditions that are required to be satisfactory or acceptable to any Agent, as of the Increased Commitment Date (A) all conditions set forth in this Section 3.3 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii)    certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its board of directors or members approving the Increased Commitments, the Additional Loans and any other matters related thereto; and (C) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(b)    The Agents shall have received legal opinions (addressed to each of the Secured Parties and DBRS) from counsel to the Borrower in New York and any other applicable jurisdictions (as reasonably determined by the Agents), dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Closing Date (but excluding any true sale and non-consolidation opinions), each with additions or deletions reflecting the Increased Commitments and Additional Loans.

(c)    The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent on the Increased Commitment Date, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(d)    The Agents shall have received (i) a letter from DBRS addressed to the Borrower (or other written confirmation from DBRS) confirming that the rating of the Loans by DBRS shall not have been lowered from the Initial Rating, and will not be lowered as a result of such increase of the Commitments and the making of the Additional Loans and (ii) a letter from DBRS addressed to the Borrower confirming that the Additional Loans have been assigned a rating of "AA (sf)".

(e)    The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower that no other authorization, approval or consent of any governmental body is required for the making of the Additional Loans, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Additional Loans except as have been given.

(f)    The Administrative Agent and any Article 122a Lender shall have received a Retention of Net Economic Interest Letter.

(g)    The Borrower shall have paid all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of respective counsel to the Agents and the Lenders) payable in connection with such increase of the Commitments.

(h)    The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Commitments.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Borrowing.

Section 4.1    Existence and Power. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2    Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3    No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except the Lien created by the Loan Documents), or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4    Litigation. There is no action, suit or proceeding pending against, or to the actual knowledge of a Senior Authorized Officer of the Borrower, after due inquiry, threatened against or adversely affecting, (i) the Borrower or the Collateral Manager or (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5    Compliance with ERISA.

(a)    Neither the Borrower nor any member of its ERISA Group, if any, has, or in the past five years had, any liability or obligation with respect to any Plan or any Multiemployer Plan.

(b)    The assets of the Borrower are not treated as "plan assets" for purposes of Section 3(42) of ERISA or Similar Law and the Collateral is not deemed to be "plan assets" for purposes of Section 3(42) of ERISA or Similar Law. The Borrower has not taken, or omitted to take, any action which would result in any Collateral being treated as "plan assets" for purposes of Section 3(42) of ERISA or Similar Law or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.6    Environmental Matters.
(a)    The Borrower's operations comply in all material respects with all applicable Environmental Laws;

(b)    None of the Borrower's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c)    The Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.7    Taxes. The Borrower has filed all tax returns and reports required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8    Full Disclosure. All written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of each date when this representation and warranty is made) furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties), and, taken as a whole, contained as of the date of delivery thereof no untrue statement of a material fact (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) and did not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such information was furnished (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

Section 4.9    Solvency. On the Closing Date and on the date of each Borrowing, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10    Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.11    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12    Investment Company Act. The Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13    Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14    [Reserved].

Section 4.15    Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.16    No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.17    Labor Matters. There is no labor controversy pending with respect to or, to the best knowledge of a Senior Authorized Officer of the Borrower, threatened against the Borrower, which has had or, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Section 4.18    Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no equity interest in any other entity except (i) Units pursuant to clause (i) of the definition of "Collateral Loan", (ii) exchangeable or convertible securities pursuant to clause (i) of the definition of "Collateral Loan" and (iii) equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv).

Section 4.19    Ranking. All Obligations, including the Obligations to pay principal of, interest on and any other amounts in respect of, the Loans, constitute senior indebtedness of the
Borrower.

Section 4.20    Representations Concerning Collateral.
(a)    Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b)    Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c)    All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.21    Closing Date Collateral Loans.
As of the Closing Date, the Borrower shall hold a Participation Interest in each Closing Date Collateral Loan.

Section 4.22    Ordinary Course.
Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Article V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER
The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations remain unpaid, and unless the Majority Lenders shall otherwise consent in writing:

Section 5.1    Information. The Borrower will deliver the following to the Agents and DBRS (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clause (e) below will not be required to be delivered to DBRS, (2) the information described in clause (k) below will be required to be furnished to DBRS (but only the information referred to in paragraph 2 of Exhibit G and, if applicable, paragraph 3(ii) of Exhibit G) and to the Administrative Agent for distribution to each of the Lenders, (3) the information described in clause (l) below will be required to be furnished solely to the Administrative Agent for distribution to each Article 122a Lender and (4) the information described in clauses (m), (o) and (q) below will be required to be delivered only to the Collateral Agent:

(a)    as soon as reasonably available and in any event within 120 days after the end of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, of the BDC as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, of the BDC as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter;

(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of notes, and (y) that an Authorized Officer of the Borrower has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten Business Days prior to the date of such delivery and that on the basis of such financial statements and such review of the Loan Documents, no Default has occurred and is continuing or, if any such Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof;

(d)    (i) within seven days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten days after such Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a "Collateral Loan," notice setting forth the details with respect to such disqualification;

(e)    promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f)    promptly and in any event within ten Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower's proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or would reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or would reasonably be expected to have a Material Adverse Effect;

(g)    [reserved];

(h)    not later than the 10th day after the Collateral Report Determination Date for each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Loans and Eligible Investments (the "Collateral Report"); the first Collateral Report shall be delivered in December 2013 and shall be determined with respect to the Collateral Report Determination Date occurring in December 2013; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit E, and shall be determined as of the Collateral Report Determination Date for such calendar month;

(i)    on each Quarterly Payment Date, a Payment Date Report in accordance with Section 9.1(c);

(j)    from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of the Majority Lenders or DBRS, may reasonably request in writing;

(k)    the information described in Exhibit G, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Majority Lenders;

(l)    (i) promptly following a request by any Article 122a Lender which is (x) received in connection with (A) a material amendment of any Loan Document or (B) any Additional Loan or Increased Commitment, a refreshed Retention of Net Economic Interest Letter from the Retention Provider, or (y) for additional information which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider, such additional information as such Article 122a Lender may reasonably request in order for such Article 122a Lender to comply with the requirements of Article 122a;

(ii) promptly on becoming aware of the occurrence thereof, written notice of any failure to satisfy the Retention Requirement at any time;

(iii) on a monthly basis (concurrent with the delivery of each Collateral Report), a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in clauses (a) through (h) of the Retention of Net Economic Interest Letter as set forth in Exhibit H; and

(iv) upon any written request therefor by or on behalf of the Borrower or any Article 122a Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction, or (z) the Collateral Loans and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in clauses (a) through (h) of the Retention of Net Economic Interest Letter as set forth in Exhibit H;

(m)    within 5 Business Days of the receipt thereof, copies of any letters received from DBRS in respect of credit estimates;

(n)    within 5 Business Days of the receipt thereof, written notice of the occurrence of an event that would permit the termination of the Collateral Management Agreement or the Investment Advisory Agreement, or the replacement of the Collateral Manager under the Collateral Management Agreement or the Investment Advisor under the Investment Advisory Agreement, as applicable;

(o)     not later than the 2nd calendar day (or if such day is not a Business Day then the next succeeding Business Day) after the Collateral Report Determination Date, a monthly loan data file (the "Mid-Monthly Loan Tape") for the previous monthly period ending on the Collateral Report Determination Date (containing such information agreed upon by the Collateral Manager, the Collateral Agent and the Administrative Agent) and not later than the 1st day after the Calculation Date, a quarterly loan date file (the "Quarterly Loan Tape") for the previous quarterly period ending on the Calculation Date (containing such information agreed upon by the Collateral Manager, the Collateral Agent and the Administrative Agent). The Mid-Monthly Loan Tape shall specifically include the calculations and related information for items 7(f), 7(l), 8(o), 8(u), 10(d), 10(e), 10(g) and 16 listed on Exhibit E;

(p)    promptly and in any event within five Business Days of any change to the information contained on Schedule H, the Collateral Manager shall deliver to the Administrative Agent a certificate from an Authorized Officer thereof identifying such change;

(q)    on the 2nd calendar day (or next succeeding Business Day if such day is not a Business Day) following the first calendar day of each month, an early-month loan data file (the "Early-Monthly Tape") containing such information agreed upon by the Collateral Manager and the Collateral Agent; and

(r)    concurrently upon the occurrence of the end of the Assignment Period, the Borrower shall provide a certificate from an Authorized Officer of the Borrower certifying with respect to each Closing Date Collateral Loan (i) whether or not such Closing Date Collateral Loan has been assigned to the Borrower, such that the Borrower is the owner and lender of record in respect of such Closing Date Collateral Loan, and (ii) if such Closing Date Collateral Loan shall not have been so assigned, if it has been made subject to a Non-Elevation Repurchase.

Section 5.2    Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3    [Reserved].
Section 5.4    Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.5    Compliance with Laws. The Borrower will comply in all material respects with all applicable material laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.6    Inspection of Property, Books and Records; Audits; Etc.
(a)     The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent and the Collateral Agent (in each case at the Borrower's expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired; provided that any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(b)    If requested by the Majority Lenders, the Borrower agrees that representatives of the Majority Lenders (or an independent third-party auditing firm selected by the Majority Lenders) shall (at the Borrower's expense) conduct an audit and/or field examination of the Borrower and the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders, provided that no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower and any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(c)    If requested by the Administrative Agent or the Majority Lenders, the Borrower and the Collateral Manager shall participate in a meeting with the Administrative Agent and the Lenders once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Collateral Manager.

Section 5.7    Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its material rights, and its material privileges, obligations, licenses and franchises.

Section 5.8    Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any equity interest in any entity other than as otherwise permitted pursuant to Section 4.18.

Section 5.9    Investments.

(a)     The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral as permitted by the terms of this Agreement. On and after the date of the first Borrowing through the end of the Reinvestment Period, the Borrower shall not purchase or originate any debt obligation unless, at the time of such purchase or origination and after giving effect thereto, the Eligibility Criteria are satisfied with respect to the debt obligations so purchased or originated. The Borrower shall not purchase, originate or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were originated or purchased prior to the end of the Reinvestment Period and (ii) the origination or purchase of a Collateral Loan where the commitment to make such purchase or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment. Until the end of the Assignment Period, (x) the Borrower shall not purchase any debt obligation unless the Borrower purchases an assignment of such debt obligation, such that such debt obligation is owned and held by the Borrower as a lender of record, and (y) other than with respect to the Closing Date Collateral Loans, the Borrower shall not purchase any Participation Interests.

(b)     The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Loan so long as the Borrower directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c)    Notwithstanding the foregoing provisions of this Section 5.9 or any other provision herein or in any other Loan Document to the contrary, from and after the date occurring 60 days after any Key Person Trigger, no investments other than Eligible Investments shall be made by the Borrower under this Agreement unless a replacement Key Person has been approved by the Administrative Agent in accordance with the definition of "Key Manager Event".

        (d)     The Borrower shall not acquire or originate any Collateral Loan from any Person other than from the BDC in accordance with the terms of the Master Transfer Agreement.

Section 5.10    Restriction on Fundamental Changes.
(a)     The Borrower shall not enter into any merger or consolidation or reorganization. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b)    The Borrower shall not amend its Constituent Documents in a manner adverse to the Lenders without the Majority Lenders' prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.11    ERISA. Neither the Borrower nor any member of the ERISA Group shall establish any Plan or Multiemployer Plan.

Section 5.12    Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.13    Business Activities. The Borrower shall not engage in any business activity other than (i) the making, purchase, origination, selling and maintenance of Collateral Loans and the ownership of equity interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from the BDC and (iii) making distributions to its equityholders pursuant to Section 5.31, in each case in compliance with the terms of this Agreement and the other Loan Documents.

Section 5.14    Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.15    Margin Stock. None of the proceeds of any Loan will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.16    Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations.

Section 5.17    Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the purchase and origination of Collateral Loans during the Reinvestment Period (and after the Reinvestment Period only for the purchase and origination of Collateral Loans committed to during the Reinvestment Period, subject to Section 5.9), (b) to acquire Collateral Loans from the BDC, (c) to fund Exposure Amounts, (d) to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents and/or (e) to fund disbursements to any equityholder of the Borrower on any day during the Reinvestment Period occurring after the Ramp-Up Period, provided that (i) the Borrower requests that such proceeds be deposited in the Collection Account as Principal Proceeds and (ii) the requirements set forth in Section 9.1(f) are satisfied in connection with any such disbursement thereof, in each case on and subject to the terms and conditions set forth in this Agreement and the other Loan Documents.

Section 5.18    Bankruptcy Remoteness; Separateness.
(a)    Limited Purpose Entity.

(i)    The Borrower at all times since its formation has been, and will continue to be, a duly organized and existing limited liability company formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect;

(ii)    the Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies;

(iii)    all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv)    the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v)    the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b)    No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c)    Separate Existence.

(i)    At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower's separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower's own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii)    The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii)    The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity.

(iv)    The Borrower will comply at all times with Section 1.07 of the LLC Agreement in effect on the Closing Date without regard to subsequent amendments thereto.

Section 5.19    Amendments, Modifications and Waivers to Collateral Loans. (a)    In the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Underlying Instrument or Related Contract; provided that (1) the prior written consent of the Majority Lenders to any such amendment, waiver or supplement shall be required if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement, (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would result in a Material Adverse Effect or (iii) such amendment, waiver or supplement constitutes a Specified Change; provided further that, in the case of clause (iii) above, (A) if the Borrower notifies the Administrative Agent of the proposed Specified Change and the Administrative Agent (at the direction of the Majority Lenders) does not object within five Business Days after written notice thereof is provided to the Administrative Agent, the proposed Specified Change will be deemed to have been consented to by the Administrative Agent (at the direction of the Majority Lenders) and (B) during the Reinvestment Period, prior written consent shall not be required if (x) the Rating Condition is satisfied and (y) no Default shall have occurred and be continuing; (2) the Borrower has notified DBRS of any such amendment, waiver or supplement and (3) the Borrower may not enter into any such amendment, waiver or supplement that would result in the

Minimum Weighted Average Spread Test not being satisfied (or if not satisfied at such time, being worsened) after giving effect to such amendment, waiver or supplement.

(b)    Any Collateral Loan that, as a result of any amendment or supplement thereto, ceases to qualify as a Collateral Loan, will thereafter be deemed to be a Defaulted Loan for so long as it remains unqualified to be a Collateral Loan by the terms of this Agreement.

(c)    In the event of an amendment or supplement to a Collateral Loan that is not consented to by the Majority Lenders and that results in the failure of the Maximum Weighted Average Life Test (but would otherwise qualify as a Collateral Loan), such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder until such time as the Maximum Weighted Average Life Test is satisfied (provided that, if at the time of such satisfaction of the Maximum Weighted Average Life Test, such Collateral Loan would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above), such Collateral Loan will continue to be treated as a Defaulted Loan hereunder).

Section 5.20    Hedging.

(a)    The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to satisfaction of the Rating Condition). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement. The Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Interest Hedge Agreement to the Agents and the Lenders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Collateral Manager on behalf of the Borrower) shall not enter into any Interest Hedge Agreement that would cause the Borrower to be considered a "commodity pool" as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Collateral Manager is registered as a "commodity pool operator" as defined in Section 1(a)(11) of the Commodity Exchange Act and "commodity trading advisor" as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Collateral Manager would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied.

(b)    Each Interest Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Interest Hedge Counterparty shall be required to satisfy, at the time that any Interest Hedge Agreement to which it is a party is entered into, the Hedge Counterparty Rating Criteria. Payments with respect to any Interest Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Interest Hedge Agreement shall contain an acknowledgement by the Interest Hedge Counterparty that the obligations of the Borrower to the Interest Hedge Counterparty under the relevant Interest Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.21    Title Covenants. The Borrower covenants that at no time shall it:

(a)    create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b)    except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral.

Section 5.22    Further Assurances.

(a)    The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.24.

(b)    At least one month (but not more than six months) prior to the fifth anniversary of the Closing Date and at least one month (but not more than six months) prior to each five-year anniversary of the Closing Date thereafter, the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action, if any, needs to be taken to retain the validity and perfection of such lien for the following five-year period.

Section 5.23    Costs of Transfer; Taxes; and Expenses.
(a)    The Borrower shall pay all transfer taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.23(a) shall not be indemnifiable pursuant to Section 11.4.

(b)    Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys' fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.24    Collateral Agent May Perform.
(a)    If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or the Majority Lenders, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Majority Lenders may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Majority Lenders shall determine is necessary or desirable, and the reasonable, including out-of-pocket, fees and expenses of the Collateral Agent and Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations.

(b)    The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.25    Notice of Name Change. The Borrower shall give the Agents not less than 30 days' notice of any change of its name and not less than 30 days' notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

Section 5.26    Stamp and Other Similar Taxes. The Borrower agrees to indemnify and hold harmless the Collateral Agent and each Secured Party from any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which are assessed, levied or collected by any jurisdiction in connection with this Agreement, the Collateral or the attachment or perfection of the security interest granted to the Collateral Agent in any Collateral. The obligations of the Borrower under this Section 5.26 shall survive the termination of the other provisions of this Agreement. For the avoidance of doubt, any amounts paid pursuant to this Section 5.26 shall not be duplicative of amounts paid pursuant to Section 11.4 or Section 12.3.

Section 5.27    Filing Fees, Excise Taxes, etc. The Borrower agrees (a) to pay or to reimburse the Agents for any and all amounts in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts which are payable in respect of the execution, delivery, performance and enforcement of this Agreement and the other Loan Documents and (b) to save the Agents harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The obligations of the Borrower under this Section 5.27 shall survive the termination of the other provisions of this Agreement. For the avoidance of doubt, any amounts paid pursuant to this Section 5.27 shall not be duplicative of amounts paid pursuant to Section 11.4 or Section 12.3.

Section 5.28    [Reserved].

Section 5.29    Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower's receipt thereof.

Section 5.30    Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Collateral Loans and other Collateral in accordance with the terms thereof.

Section 5.31    Limitation on Dividends. The Borrower shall not make any Restricted Junior Payment other than (i) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its equityholders on their membership interests in accordance with Section 9.1, and (ii) the Borrower may make distributions to its equityholders of Collateral Loans or of cash or other proceeds relating thereto which have been repurchased or substituted in accordance with Section 10.1(a)(vii) and the Master Transfer Agreement.

Section 5.32    [Reserved].
Section 5.33    Annual Rating Review. Unless waived in writing by the Majority Lenders, on or before November 1 in each calendar year, commencing in 2014, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by DBRS. The Borrower shall promptly notify the Agents, the Collateral Manager and the Lenders in writing if at any time the rating of the Loans has been, or is known will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.34    Collateral Management Agreement; Master Transfer Agreement. The Borrower shall not amend the Collateral Management Agreement or the Master Transfer Agreement except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.35    Transactions With Affiliates.

(a)    Unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate, the Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than (i) the payment of the Senior Management Fee or the Subordinated Management Fee, (ii) the receipt of funds from the Borrower or the Collateral Manager pursuant to Section 8.2(h) and (iii) the acquisition of Collateral Loans from the BDC pursuant to the Master Transfer Agreement for consideration consisting of an increase in the value of its equity ownership of the Borrower.

(b)     The Borrower shall ensure that all purchases of Collateral Loans from any Affiliate of the Borrower that are conducted after the Closing Date will be pursuant to and in accordance with the Master Transfer Agreement. All sales of Collateral Loans and other assets from the Borrower to any Affiliate of the Borrower shall be conducted in an arm's length transaction in the ordinary course of business.

Section 5.36    Reports by Independent Accountants.

(a)    On or after the Closing Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Manager shall appoint a successor firm of independent certified public accountants of recognized international reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent to so agree and directs the Collateral Agent to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower's purposes, (ii) releases by the Collateral Agent (on behalf of itself and the Lenders and Administrative Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Lenders and Administrative Agent). The Collateral Agent shall not have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it.

(b)     On or before the date that is 120 days following the end of each fiscal year of the Borrower commencing in 2014, the Borrower shall cause to be delivered to the Collateral Agent an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Payment Date Report received since the last statement (i) indicating that the calculations within those Payment Date Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Loans securing the Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.36, the determination by such firm of independent public accountants shall be conclusive; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Administrative Agent and the Lenders and describe such inconsistency in reasonable detail. In the event such independent certified public accountants require the Custodian, the Administrative Agent or the Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 5.36(b), the Borrower shall direct the Custodian, the Administrative Agent or the Collateral Agent in writing to so agree. Notwithstanding anything to the contrary herein, if the Custodian, Administrative Agent or Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.36(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.36(b).
Section 5.37    Tax Matters as to the Borrower.
The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. Federal income tax purposes and will take no contrary position. The Borrower shall not engage in or permit any activity that causes it to be treated as a corporation for U.S. federal income tax purposes, including, without limitation, by election or by operation of Section 7704 of the Code. Each Member and Special Member of the Borrower shall at all times be a United States person within the meaning of Section 7701(a)(30) of the Code. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. Federal, state or local law.

Section 5.38    Assignment of Closing Date Collateral Loans.
The Borrower shall use its commercially reasonable efforts to cause, by the end of the Assignment Period, each Closing Date Collateral Loan to be assigned to the Borrower such that each Closing Date Collateral Loan is owned and held by the Borrower as a lender of record.

Section 5.39    Retention of Net Economic Interest Letter.
The Borrower shall (i) cause the Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any Retention of Net Economic Interest Letter without the consent of the Administrative Agent, and (ii) ensure that the Retention Provider has not changed and will not change the manner in which it retains the Retention Interest, except to the extent permitted under Article 122a.

Article VI

EVENTS OF DEFAULT

Section 6.1    Events of Default. The term "Event of Default" shall mean any of the events set forth in this Section 6.1:

(a)    a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Loan or any related Obligations in respect thereof and, in each case, the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Majority Lenders, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b)    a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c)    the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Administrative Agent or the Collateral Agent, such failure continues for seven Business Days after the Administrative Agent or the Collateral Agent, as applicable, receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d)    the Borrower or the pool of Collateral Loans becomes an investment company required to be registered under the Investment Company Act;

(e)    the occurrence of any one or more of the following:

(i)    failure of any representation or warranty in Section 4.9 or 4.12 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Section 5.1(d)(i), 5.10, 5.11, 5.12, 5.13, 5.16, 5.18(a)(v), 5.18(b), 5.19(a)(1)(i) or 5.19(a)(1)(iii);

(ii)     a default in the performance, or breach, of any covenant contained in Section 5.1(d)(ii), 5.1(d)(iii), 5.18(a)(i)-(iii) or 5.19(a)(1)(ii) and such default continues for a period of 5 Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii)    a default in the performance, or breach, of any covenant contained in Section 5.18(c) and the Administrative Agent determines that such default would impair the ability of a nationally recognized firm to provide a non-consolidation opinion with respect thereto;

(iv)    failure of the representation or warranty in Section 4.4 to be correct in all material respects when made with respect to the Borrower's obligations under one or more Collateral Loans or other items of Collateral and there has occurred or there would reasonably be expected to occur a material adverse effect on the rights, interests or remedies of the Agents or the Lenders under any of the Loan Documents; or

(v)    (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document in any material respect, or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in all material respects when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) continues for a period of 30 days following the Borrower's actual knowledge of such default;

(f)    the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other applicable law, or (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its respective properties, or (iv) ordering the winding up or liquidation of the affairs of the Borrower, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g)    the institution by the Borrower of proceedings for the Borrower to be adjudicated as bankrupt or insolvent, or the consent by the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(h)    the Overcollateralization Ratio is less than 115% as of any Measurement Date and remains so for five Business Days after such Measurement Date;

(i)    any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents);

(j)    any of the Loan Documents (other than the Interest Hedge Agreements, the Joinder Agreements and the Engagement Letter) ceases to be in full force and effect;

(k)    one or more judgments or decrees shall be entered against the Borrower, the Collateral Manager or the Investment Advisor involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l)    the termination of the Collateral Management Agreement or the Administrative Agent shall have delivered to the Collateral Manager notice directing the removal of the Collateral Manager pursuant to the Collateral Management Agreement as a result of an event constituting "Cause" (as defined in the Collateral Management Agreement);

(m)    the occurrence of a Key Manager Event; or

(n)    the occurrence of a Change in Control.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Collateral Manager, the Lenders and DBRS in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2    Remedies. If an Event of Default shall have occurred and be continuing, the Majority Lenders or the Administrative Agent (acting at the direction of the Majority Lenders) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a)    Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Majority Lenders, whether or not approved by the Borrower's board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the purchase or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security, or any subordination or limitation of recourse with respect thereto, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security), (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder, and (vi) any other action or decision not to act which impairs or could be reasonably likely to impair the value of any Collateral Loan or other loan or security constituting any Collateral, or to extend or increase the Borrower's obligations with respect thereto or to interfere with the exercise of rights or remedies with respect to any Collateral Loan or other loan or security constituting any Collateral.

(b)    Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under applicable law, including the UCC, the Administrative Agent or the Majority Lenders, by notice to the Borrower, may do any one or more of the following:

(1)     declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that, unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Net Aggregate Exposure Amount is equal to zero); and

(2)     declare the principal of and the accrued interest on the Loans and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c)    Upon the occurrence and during the continuance of an Event of Default, the Majority Lenders or the Collateral Agent (acting at the direction of the Administrative Agent or the Majority Lenders) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3    Additional Collateral Provisions.
(a)    Release of Security Interest. If and only if all Obligations under the Loans have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties' security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b)    Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the direction of the Majority Lenders through the Administrative Agent, shall have all of the rights and remedies of a secured party under the UCC and other applicable law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Majority Lenders through the Administrative Agent, to the extent permitted by applicable law and notwithstanding anything in the Loan Documents to the contrary, (i)

instruct the Borrower to deliver any or all of the Collateral, the Related Contracts, Underlying Instruments and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower's rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) to redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower's and its agents' place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide written notice of any liquidation of the Collateral to DBRS.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) at the express direction of the Majority Lenders through the Administrative Agent; provided that the Collateral Agent shall not be required to take any such action at the direction of the Majority Lenders through the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the direction of the Majority Lenders or acting directly or through the Administrative Agent) or the Majority Lenders, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable and documented attorneys' fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of the Majority Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations, the Collateral Manager (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Loans in the Collateral within 2 Business Days of its receipt of notice of such acceleration by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Obligations and, without duplication, all unpaid Administrative Expenses. Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Majority Lenders propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Collateral Manager (or any of its Affiliates) shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale. To the extent the Administrative Agent (at the direction of the Majority Lenders) elects to sell any or all Collateral Loans at such public or private sale, such Collateral Loans or any parcel thereof shall be sold to the party offering the highest bid in immediately available funds.

(c)    Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d)    Related Contracts.

(i)    The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of either Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent.

(ii)    The Borrower agrees that, to the extent the same shall be in the Borrower's possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e)    Borrower Remains Liable.

(i)    Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii)    No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f)    Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Lenders hereunder and to:

(i)    grant security more effectively on all or any portion of the Collateral;

(ii)    maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii)    perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)    enforce any of the Collateral or other instruments or property included in the Collateral;

(v)    preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi)    pay or cause to be paid any and all material taxes levied or assessed upon all or any part of the Collateral, except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the

Collateral Agent, or release or diminish, the Borrower's obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent's United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4    Application of Proceeds. Unless and until the Majority Lenders have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Majority Lenders have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Majority Lenders acting through the Administrative Agent):

(a)    first, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder to the Custodian and U.S. Bank as Securities Intermediary (including, in each case, without limitation, indemnity payments); and second, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b)    to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of "Administrative Expenses";

(c)    to the payment of all other amounts due to the Agents hereunder;

(d)    to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e)    to the payment to the Collateral Manager of all due and unpaid Senior Management Fees;

(f)    first, to the payment to the Lenders hereunder on a pro rata basis, of all amounts due which constitute principal, interest (other than the additional two percent of interest payable at the Post-Default Rate) and Commitment Fees; and second, to the payment to the Lenders hereunder on a pro rata basis, of all interest payable at the Post-Default Rate (to the extent not paid in clause "first" above) and all amounts due which constitute Increased Costs and all other amounts on and in respect of all Loans;

(g)    to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above;

(h)    to the payment to the Collateral Manager of all due and unpaid Subordinated Management Fees; and

(i)    any remainder, to the equity of the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (i) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (i) above and (except as provided in subclauses "first" and "second" of clause (a) above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5    Addition of Capital Contributions. The equityholders of the Borrower may, but shall have no obligation to, at any time or from time to time make a capital contribution in Cash to the Borrower for the purpose of curing any Event of Default (but, for the avoidance of doubt, no such contribution shall cure any Event of Default without the consent of the Majority Lenders) or satisfying any Coverage Test or Collateral Quality Test; provided that the proceeds of such capital contribution are applied to prepay the Loans. Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Collateral Manager, the Administrative Agent and the Collateral Agent, all Cash contributed to the Borrower shall be treated as Principal Proceeds.

Article VII

THE AGENTS
Section 7.1    Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2    Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term "Lender" and "Lenders" may include Natixis, U.S. Bank and/or any Affiliate of Natixis or U.S. Bank in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3    Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. Neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Lenders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4    Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5    Liability of Agents.(a)    No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Majority Lenders or (y) in the absence of its own gross negligence or willful misconduct. No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Majority Lenders (and, with respect to the Collateral Agent, the Administrative Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if the Collateral Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b)    The following additional provisions apply with respect to the Collateral Agent:
(i)    the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Collateral Manager, the Administrative Agent, a Lender or any other Person;

(ii)    no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed an "financial liability" for purposes hereof;
(iii)    if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from the Majority Lenders) as to the course of action desired. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;
(iv)    the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of U.S. Bank or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;
(v)    the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and
(vi)    without prejudice to the Collateral Agent's duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(c)    The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against the Collateral Agent. The Collateral Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(d)    In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent, all funds in any account held under this Agreement shall be held uninvested.

(e)    The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.
(f)    Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(g)     In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, "Applicable Laws"), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Laws. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.
(h)    The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Majority Lenders or Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Majority Lenders (or the Administrative Agent on their behalf).
(i)    The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Administrative agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.
(j)    The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent's receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.
(k)    Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Collateral Manager, Lender or Administrative Agent or to otherwise monitor the activities of the Borrower or Collateral Manager.
(l)    In the event that the Collateral Agent is also acting in the capacity of Custodian, paying agent, securities intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to U.S. Bank acting in such capacities.
(m)    The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.
Section 7.6    Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees of counsel and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.7    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8    Successor Agent. An Agent may give notice of its intent to resign at any time by giving notice thereof to the Lenders, the Borrower, the Collateral Manager and DBRS. Upon receipt of any such notice, the Majority Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Majority Lenders, shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent, in each case, which such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder, and the successor Agent shall provide written notice of such appointment to the Lenders, the Collateral Manager and DBRS. In addition, upon the affirmative vote of the Majority Lenders exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders hereunder, the Majority Lenders may immediately remove such Agent; provided that (i) a Lender hereunder agrees to serve as Agent and (ii) the Borrower has consented to such Lender serving as Agent (which consent shall not be unreasonably withheld or delayed) until a successor Agent shall be appointed pursuant to the terms of this Section 7.8. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. With respect to any Person (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party, or (iii) with respect to the Collateral Agent that may succeed to the corporate trust business and assets of the Collateral Agent substantially as a whole, shall be the successor to such Agent under this Agreement without further act of any of the parties to this Agreement.

Article VIII

ACCOUNTS AND COLLATERAL
Section 8.1    Collection of Money.
(a)    Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Lenders and shall apply it as provided in this Agreement.

(b)    All payments on the Collateral Loans and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c)    The Borrower will provide the Collateral Agent with a certified copy of each agreement under which the Borrower sells a Participation Interest in any Collateral Loan pursuant to Section 10.1(b) or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a Participation Interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

(d)    The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of the Collateral Agent and not accounts of the Borrower. The Custodian shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Custodian that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Custodian shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Custodian.

The Custodian shall agree, and U.S. Bank as Custodian hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Collateral Agent, (ii) all property credited to the Covered Accounts shall be treated as a "financial asset" for purposes of the UCC, (iii) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts, (iv) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary's jurisdiction of the Custodian for purposes of the UCC, and (vii) any agreement between the Custodian and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, "Loan Assets") may be acquired and delivered by the Borrower to the Securities Intermediary from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Securities Intermediary of a facsimile copy of an assignment agreement ("Loan Assignment Agreement") in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Securities Intermediary with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Custodian shall maintain such Loan Assets as required by this Agreement and the other Loan Documents. It is acknowledged and agreed that the Securities Intermediary is not under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower's title to any related Loan Asset.

Section 8.2    Collection Account.
(a)    The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "FS Senior Funding LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties", which shall be designated as the "Collection Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the "Interest Collection Account" and the other the "Principal Collection Account" and which together will comprise the "Collection Account" for all purposes of this Agreement and the Account Control Agreement.

(b)    All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this

Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of the Majority Lenders) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date. The Borrower and the Administrative Agent each agrees that it shall not give any instruction to invest such funds other than in accordance with, or subject to an exemption from, Article 122a. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c)    So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. The Borrower agrees that it shall not give any instruction to invest such funds other than in accordance with, or subject to an exemption from, Article 122a. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of the Majority Lenders) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. The Administrative Agent agrees that it shall not give any instruction to invest such funds other than in accordance with, or subject to an exemption from, Article 122a. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d)    During the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount.

After the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the purchase or origination of Collateral Loans, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

(e)    The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(f)    [Reserved].

(g)    The Collateral Agent agrees to give the Borrower and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(h)    At any time and from time to time the Borrower, or the Collateral Manager on the Borrower's behalf, may deposit (including for purposes of satisfying the Overcollateralization Ratio Test) into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Principal Proceeds or Interest Proceeds as designated by the Borrower and (ii) upon the deposit of such funds into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable.

Section 8.3    Payment Account; Future Funding Reserve Account; Lender Collateral Account; Closing Expense Account.
(a)    Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "FS Senior Funding LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties", which shall be designated as the "Payment Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Payment Date Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank.

(b)    Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "FS Senior Funding LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties", which shall be designated as the "Future Funding Reserve Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held in trust in the name of the Collateral Agent for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c)    [Reserved].

(d)    Lender Collateral Account.

(i)    The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "FS Senior Funding LLC Lender

Collateral Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties", which shall be designated as the "Lender Collateral Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(d). The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof).

(ii)    If any Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount of the Lender Collateral Account with respect to such Lender (the "Lender Collateral Subaccount" of such Lender) and (y) the Collateral Agent shall deposit all funds received from such Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(d).

(iii)    With respect to any Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Commitment of such Lender, and the funds so deposited shall not constitute principal outstanding under the Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Lender to make Loans as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Collateral Subaccount in the amount of such Lender's pro rata share of such Borrowing. All payments of principal from the Borrower with respect to Loans made by such Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv)    If on any Quarterly Payment Date (or on any other Business Day upon three Business Days' prior written request from such Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Lender's undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Commitments or otherwise), then the Collateral Agent shall remit to such Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess.

(v)    Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in Eligible Investments of the type described in clause (vii) of the definition thereof that mature overnight. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(e)    Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "FS Senior Funding LLC Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties", which shall be designated as the "Closing Expense Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit $0 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 30 days after the Closing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(e).

Section 8.4    Custodial Account.
(a)    The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name "FS Senior Funding LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties", which shall be designated as the "Custodial Account" and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained with the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower's right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative

Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank.

The Collateral Agent shall appoint a custodian (the "Custodian") to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Custodian shall be U.S. Bank. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S. $200,000,000, (iii) has a DBRS Long Term Rating of at least "A", (iv) has a DBRS Short Term Rating of at least "R-1 (middle)" and (v) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

In taking and retaining custody of the Related Contracts, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Related Contracts or the instruments therein; and provided further that the Custodian's duties as agent shall be limited to those expressly contemplated herein and under the other Loan Documents to which it is a party. All Related Contracts that are delivered to the Custodian shall be delivered to U.S. Bank at its document custody office located at 1719 Range Way, Florence, South Carolina 29501, or at such other office as shall be specified to the Administrative Agent, the Collateral Manager and the Borrower by the Custodian in a written notice prior to such change. All Related Contracts that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at such offices and placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Related Contracts that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Custodian. All Related Contracts that are delivered to the Custodian in electronic format shall be delivered by electronic mail or on disks and maintained in a manner consistent with the manner in which the Custodian maintains electronic documents similar to the Related Contracts for itself and others, giving due consideration for the customary and usual standards of practice of prudent institutional custodians. The Custodian shall have no obligation to review or monitor any Related Contracts but shall only be required to hold the Related Contracts in safekeeping. In taking and retaining custody of the Related Contracts, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Related Contracts or the instruments therein; and provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein.
(b)    Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c)    With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the "Act") requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the "beneficial owners" (as defined in the Act) of such issuer's securities, if the beneficial owner does not object to such disclosure, or (b) acting as a "respondent bank" (as defined in the Act) with respect to such securities. (Under the Act, "respondent banks" do not have the option of objecting to such disclosure upon the issuers' request.) The Act defines a "beneficial owner" as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security.

The Act defines a "respondent bank" as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Custodian. Under the Act, a customer is either the "beneficial owner" or a "respondent bank". The "customer" for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the "beneficial owner" (as defined in the Act) of such securities to be held by the Custodian hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d)     At any time and from time to time the Borrower, or the Collateral Manager on the Borrower's behalf, may deposit (including for purposes of satisfying the Overcollateralization Ratio Test) into the Custodial Account Collateral Loans and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Collateral Loans and/or Eligible Investments, as applicable, for all purposes of this Agreement, and (ii) upon the deposit of such funds into the Custodial Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5    Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.6    Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination.

(a)    Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b)    Upon the payment in full of the Obligations and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.7    Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Custodian by:

(a)    with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Custodian to take possession of such instrument indorsed to the Custodian or in blank, or such money, negotiable document, or tangible chattel paper, in the State of New York separate and apart from all other property held by the Custodian;

(b)    with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Custodian to take possession of the related security certificate in the State of New York;

(c)    with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Custodian to take possession of the related security certificate in the State of New York, indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(d)    with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Custodian or its nominee for the account of the Custodian as the registered owner of such uncertificated security;

(e)    with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f)    with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the

Custodian, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(g)    taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.7.

Section 8.8    Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9    Reports.

(a)    The Collateral Agent shall deliver to the Borrower by facsimile (or such other medium as may be agreed upon by the Borrower and the Collateral Agent) by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the "Daily Report"). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Agent shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b)    The Collateral Agent shall compile and provide, subject to the Collateral Agent's receipt from the Collateral Manager, the Borrower or the Administrative Agent, as applicable, the Early-Monthly Loan Tape, Mid-Monthly Loan Tape, Quarterly Loan Tape and such other information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Agent, the Collateral Report and the Payment Date Report in accordance with Exhibit E and Exhibit F hereof, respectively, and prepare drafts of such Collateral Report and Payment Date Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than three days prior to the date the Collateral Report or the Payment Date Report, as applicable, is due. The Borrower shall cause the Collateral Manager to review and confirm the calculations made by the Collateral Agent in such Collateral Report or Payment Date Report within two days prior to the due date of the Collateral Report or the Payment Date Report.

The Collateral Manager, the Administrative Agent and the Borrower shall cooperate with the Collateral Agent in connection with the preparation by the Collateral Agent of Collateral Reports and Payment Date Reports. The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to DBRS. Upon receipt of approval from the Collateral Manager, the Collateral Agent shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent and each Lender.

(c)    The Collateral Agent may conclusively rely on and without any investigation, the Early-Monthly Loan Tape, Mid-Monthly Loan Tape and Quarterly Loan Tape and any other information provided by the Collateral Manager, Borrower and Administrative Agent in preparation of the Collateral Report and Payment Date Report. Nothing herein shall obligate the Collateral Agent to review or examine the Early-Monthly Loan Tape, Mid-Monthly Loan Tape or Quarterly Loan Tape for accuracy, correctness or validity.

The Collateral Agent will make the Collateral Report and Payment Date Report available via its internet website. The Collateral Agent's internet website shall initially be located at www.usbank.com/cdo. The Collateral Agent may change the way such statements are distributed. As a condition to access to the Collateral Agent's internet website, the Collateral Agent may require registration and the acceptance of a disclaimer. The Collateral Agent shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Payment Date Report which the Collateral Agent disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(d)    Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Agent hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Agent shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(e)     The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f)    Nothing herein shall obligate the Collateral Agent to determine independently any characteristic of a Collateral Loan, including the determination of whether any item of Collateral (including any Interest Hedge Agreement) is a Defaulted Loan, Delayed Funding Loan, DIP Loan, Discount Loan, Eligible Cov-Lite Loan, Equity Security, Fixed Rate Obligation, Floating Rate Obligation, Interest Rate Cap, PIK Loan, Second Lien Loan, Senior Secured Loan, Specified Collateral Loan, Step-Down Loan, Step-Up Loan, Structured Finance Obligation, Subordinated Loan or Synthetic Security, any such determination being based exclusively upon notification the Collateral Agent receives from the Collateral Manager or from (or in its capacity) the Collateral Agent (based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under an Underlying Instrument, or similar source) and nothing herein shall obligate the Collateral Agent to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof.

(g)    If, in performing its duties under this Section 8.9 in connection with compiling and delivering reports, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Collateral Manager, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Agent does not receive such instructions within three Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

Article IX

APPLICATION OF MONIES

Section 9.1    Disbursements of Funds from Payment Account.
(a)    Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) as follows and for application in accordance with the following priorities (the "Priority of Payments"):

(i)    On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A)    to the payment of taxes (but not including any accrued and unpaid Increased Costs, which are addressed solely by Sections 9.1(a)(i)(G) and 9.1(a)(ii)(D)), registration and filing fees then due and owing by the Borrower;

(B)    to the payment of the following amounts in the following priority (without duplication):

(1)     accrued and unpaid Administrative Expenses in the order set forth in the definition thereof; and

(2)     on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date;

provided that the aggregate amount of payments under this clause (B) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined on the immediately prior Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(C)    if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(D)     unless waived or deferred by the Collateral Manager (or its designee), which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager (or its designee) of all due and unpaid Senior Management Fees that have not been deferred on prior Quarterly Payment Dates (provided that, for the avoidance of doubt, no deferred Collateral Management Fees shall be payable pursuant to this clause (D));

(E)    to the Lenders for payment (on a pro rata basis) of accrued interest on the Loans and Commitment Fees due on such Quarterly Payment Date (excluding in the case of interest, any Capped Amounts);

(F)    if any of the Coverage Tests is not satisfied as of the related Calculation Date, (1) to the repayment of principal of the Loans, or (2) only if the outstanding principal amount of the Loans equals zero (both before and after giving effect to any payment made pursuant to clause (1)), to deposit in the Future Funding Reserve Account, in each case in the amount necessary to result in the satisfaction of the Coverage Tests (on a pro forma basis as of such Calculation Date);

(G)    to the applicable Lenders on a pro rata basis for payment of accrued and unpaid Increased Costs;

(H)    to the payment of amounts described in clause (B) above to the extent not paid thereunder (without regard to any cap or limitation);

(I)    to the payment of amounts described in clause (E) above to the extent not paid thereunder (without regard to any cap or limitation);

(J)    to the payment to the Collateral Manager (or its designee) of any previously deferred Senior Management Fees that the Collateral Manager elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date;
(K)     unless waived or deferred by the Collateral Manager (or its designee), which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager (or its designee) of (1) all due and unpaid Subordinated Management Fees that have not been deferred on prior Quarterly Payment Dates and (2) any previously deferred Subordinated Management Fees that the Collateral Manager elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date;

(L)    if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (C) above;

(M)    all remaining Interest Proceeds:

(1)     during the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Loans, (ii) to be applied to prepay the principal of the Loans pursuant to Section 2.7, (iii) for deposit into the Future Funding Reserve Account and/or (iv) to the equity of the Borrower; and

(2)     after the Reinvestment Period, at the sole discretion of the Borrower, either (i) to be applied to prepay the principal of the Loans pursuant to Section 2.7 or (ii) to the equity of the Borrower.

(ii)    On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows, provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A)    to the payment of the amounts referred to in clauses (A) through (F) of subsection (i) above (in the priority stated therein), but only to the extent not paid in full thereunder;

(B)    during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Collateral Manager:

(1)     to the Collection Account for the purchase of additional Collateral Loans; and/or

(2)     to be applied to prepay the principal of the Loans pursuant to Section 2.7; and/or

(3)    to be deposited into the Future Funding Reserve Account;

(C)    after the Reinvestment Period, to be applied to the payment of principal on the Loans until repaid in full;

(D)    to the payment of the amounts referred to in clause (G) of subsection (i) above, but only to the extent not paid in full thereunder;

(E)    after the Reinvestment Period, to the payment of amounts referred to in clauses (H) through (L) of subsection (i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(F)    after the Reinvestment Period, to the equity of the Borrower.

(b)    If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

(c)    On each Quarterly Payment Date, the Collateral Agent (on behalf of the Borrower) shall deliver to the Administrative Agent and to DBRS (so long as DBRS is rating the Loans) a report (the "Payment Date Report") containing the information described in Exhibit F hereto pursuant to Section 8.9 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Net Aggregate Exposure Amount (which shall be determined based on information provided by the Borrower to the Collateral Agent including any Revolving Collateral Loans and Delayed Funding Loans and the unpaid purchase price of all Collateral Loans that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or purchase after the end of the Reinvestment Period). The information in each Payment Date

Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date.

(d)    In the event that the Collateral Agent obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Collateral Agent shall notify the Borrower which shall (or the Collateral Agent on behalf of the Borrower shall) make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Collateral Agent shall give notice to the Lenders, the Administrative Agent, the Borrower and the Collateral Manager upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Collateral Manager on behalf of the Borrower) on such Interest Hedge Counterparty.

(e)    All amounts to be paid to the Borrower under this Section 9.1 shall be paid to such account as the Borrower may designate and upon such payment will be released from the lien of this Agreement.

(f)    Notwithstanding any other provision in this Agreement but subject to Section 6.4, the Collateral Agent shall disburse amounts on deposit in the Collection Account representing Principal Proceeds to the equityholders of the Borrower on any day during the Reinvestment Period occurring after the Ramp-Up Period at the written direction of the Borrower (accompanied by the certification of the Collateral Manager referred to in clause (B) below), so long as, (A) on a pro forma basis after giving effect to such distribution, (i) each Collateral Quality Test is satisfied, (ii) the Portfolio Advance Rate is less than or equal to the Maximum Advance Rate, (iii) each Coverage Test is satisfied and has continuously been satisfied historically, (iv) no Commitment Shortfall exists, (v) no Default or Event of Default has occurred and is continuing, (vi) the MV Overcollateralization Ratio Test is satisfied and (vii) the cumulative amount of distributions pursuant to this clause will not, at any time, exceed 20% of the Borrower's contributed equity capital, as measured on the Business Day immediately preceding the day the first distribution is made pursuant to this clause (such amount, the "Primary Limitation Amount"), provided that, on any Business Day that (x) the cumulative amount of equity capital subsequently contributed to the Borrower since the date of the first distribution pursuant to this clause (f) equals or exceeds the Primary Limitation Amount and (y) the Borrower directs the Collateral Agent to disburse amounts pursuant to this clause (f), such limitation amount in respect of this subclause (vii) will be reset to equal 20% of the Borrower's contributed equity capital as measured on the Business Day immediately preceding the date of such distribution; provided further that the Borrower may only reset the Primary Limitation Amount once, and (B) the Collateral Manager shall have provided the Administrative Agent and the Collateral Agent with a certificate demonstrating compliance with each requirement set forth in the foregoing clauses (A)(i) through (vii).

Article X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA
Section 10.1    Sale of Collateral Loans.
(a)    Sales, Substitutions and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (v)(B) or (vi) below which shall be permitted during the continuance of an Event of Default but only so long as the Majority Lenders have provided their written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Collateral Manager in writing, any Collateral Loan or other loan included in the Collateral (including, without limitation, the sale by assignment of a portion of the Borrower's interest in any Collateral Loan or other loan); provided that (x) such sale meets the requirements of any one of clauses (i) through (viii) of this Section 10.1(a) and (y) such substitution shall meet the requirements of clause (vii) of this Section 10.1(a), each of which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute (which shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that such conditions are satisfied):

(i)    Credit Risk Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Credit Risk Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(ii)    Credit Improved Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A)    at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or
(B)    during the Reinvestment Period if the Borrower or the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower's behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan within 30 Business Days of such sale.
(iii)    Defaulted Loans. The Borrower or the Collateral Manager may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Defaulted Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(iv)    Equity Securities. The Borrower or the Collateral Manager (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by applicable law, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law.

(v)    Discretionary Sales.

(A)    Subject to Section 10.1(a)(viii) in the case of sales to Affiliates or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as investment advisor with discretionary authority, so long as no Event of Default shall have occurred and be continuing, the Borrower or the Collateral Manager may at any time direct the Collateral Agent in writing to sell any Collateral Loan other than a Credit Risk Loan, a Credit Improved Loan, a Defaulted Loan or an Equity Security; provided that (i) the sale price (expressed as a percentage of par) of such Collateral Loan shall be at least equal to the purchase price (expressed as a percentage of par) of such Collateral Loan, or (ii) if the sale price (expressed as a percentage of par) is less than the purchase price (expressed as a percentage of par) of such Collateral Loan, such sale shall be permitted so long as the Aggregate Principal Balance of all such Collateral Loans sold during the preceding period of twelve calendar months (or, for the first twelve calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 20% of Total Capitalization, as of the first day of such twelve calendar month period (or as of the Closing Date, as the case may be); and

(B)    if an Event of Default has occurred and is continuing, (x) if the Sale Proceeds from the sale of such Collateral Loan are at least equal to the Investment Criteria Adjusted Balance of such Collateral Loan or (y) during the Reinvestment Period other than during a Restricted Trading Period, if the Borrower or the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Servicing Standard, in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower's behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Collateral Loan within 30 Business Days of such sale.

Any written direction given by the Borrower or the Collateral Manager to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Collateral Manager to the Collateral Agent that subclauses (A) and (B) of this clause (v) have been satisfied.

(vi)    Mandatory Sales. The Borrower or the Collateral Manager shall use its commercially reasonable efforts to effect the sale of any Collateral Loan (other than Defaulted Loans) that no longer meets the criteria described in clause (m) in the definition of "Collateral Loan," within 18 months of the failure of such Collateral Loan to meet any such criteria (unless (1) the Rating Condition is satisfied or (2) the Borrower or the Collateral Manager determines that such sale would not be in the best interests of the Lenders).

(vii)    Optional Repurchases or Substitutions by the BDC Pursuant
to the Master Transfer Agreement. The BDC may optionally repurchase and substitute Credit Risk Loans and Defaulted Loans pursuant to and in accordance with the Master Transfer Agreement and the Borrower shall sell and transfer Credit Risk Loans and Defaulted Loans to the BDC in connection therewith at any time during or after the Reinvestment Period; provided that, as certified to the Collateral Agent and the Administrative Agent by an Authorized Officer of the Collateral Manager, (i) the Aggregate Principal Balance of all Credit Risk Loans and Defaulted Loans which are optionally repurchased or substituted by the BDC pursuant to the Master

Transfer Agreement may not exceed an amount equal to 15% of the Net Purchased Collateral Loan Balance as of such date of repurchase or substitution, (ii) such substituted loan meets the definition of "Collateral Loan", (iii) the outstanding Aggregate Principal Balance of such substituted loan is greater than or equal to that of the replaced Credit Risk Loan or Defaulted Loan, (iv) such optional repurchase or substitution will not cause a Default or an Event of Default, (v) each Coverage Test shall be satisfied after giving effect to such repurchase or substitution, (vi) each Collateral Quality Test is maintained or improved after giving effect to such repurchase or substitution, (vii) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Loan or Defaulted Loan; (viii) the Eligibility Criteria are satisfied after giving effect to such repurchase or substitution; and (ix) with respect to any such repurchase of a Credit Risk Loan or Defaulted Loan, the sale price thereof shall be at least equal to the Market Value of such Credit Risk Loan or Defaulted Loan and Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof (the limitations set forth in clauses (i) through (ix) referred to herein as the "Repurchase and Substitution Limits").

(viii)    Sales of Collateral Loans to Affiliates. One or more Collateral Loans may be sold from time to time by the Borrower, or the Collateral Manager on the Borrower's behalf, to the Collateral Manager or an Affiliate thereof or to any account or fund for which the Collateral Manager or an Affiliate thereof acts as investment advisor with discretionary authority, only if (A) the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate, (B) the transactions are effected in accordance with all Applicable Laws, (C) to the extent such Collateral Loan is neither a Defaulted Loan nor a Credit Risk Loan, such sale is equal to the higher of (I) an amount not less than the original purchase price paid by the Borrower with respect to such Collateral Loan and (II) the Market Value with respect to such Collateral Loan and (D) to the extent such Collateral Loan is a Credit Risk Loan or a Defaulted Loan, such sale is equal to or greater than the Market Value of such Credit Risk Loan or Defaulted Loan and Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof.

(b)    Participations.

(i)    During the Reinvestment Period, the Borrower may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower in writing, a Participation Interest in any Collateral Loan that is a term loan (other than a Delayed Funding Loan); provided that at the time such Participation Interest is sold (A) after giving effect to such sale, the Concentration Limitations are satisfied and (B) the party purchasing such Participation Interest satisfies the Applicable Counterparty Criteria.
(ii)    For the avoidance of doubt, the Borrower may not sell a Participation Interest in a Revolving Collateral Loan or a Delayed Funding Loan.

        (c)    Rules Generally Applicable to Sales of Collateral Loans.

(i)     All sales of Collateral Loans or any portion thereof (including Participation Interests) pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii)     Anything herein to the contrary notwithstanding, the Borrower shall cause any sale of any Collateral Loan or other property or assets to be conducted on an arm's length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm's length transaction with a Person not an Affiliate.

Section 10.2    Eligibility Criteria. On and after the date of the first Borrowing, a debt obligation will be eligible for purchase or origination (including in connection with a substitution pursuant to Section 10.1(a)(vii)) by the Borrower and inclusion in the Collateral only if as evidenced by an officer's certificate of an Authorized Officer of the Borrower delivered to the Collateral Agent, the Eligibility Criteria are satisfied at the time such debt obligation is purchased or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

Article XI

CHANGE IN CIRCUMSTANCES
Section 11.1    Basis for Determining Interest Rate Inadequate or Unfair. In the case of Eurodollar Rate Loans, if on or prior to the first day of any Interest Period:

(a)    the Administrative Agent is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by Section 2.5, or

(b)    the Majority Lenders advise the Administrative Agent that as a result of changes arising after the date of this Agreement the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Rate Loans for such Interest Period, in each case the Administrative Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Borrower, DBRS, the Collateral Agent and the Lenders, whereupon until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, the obligations (if any) of the Lenders to make Eurodollar Rate Loans shall be suspended, except in the case of Eurodollar Rate Loans required to fund Exposure Amounts; provided that such Lenders shall instead fund Base Rate Loans.

Section 11.2    Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Rate Loans (if any) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Lenders, the Collateral Agent, DBRS and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Rate Loans (if any) shall be suspended (provided that such Lender shall instead fund Base Rate Loans). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain Eurodollar Rate Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans shall be reinstated.

Section 11.3    Increased Cost and Reduced Return.
(a)    If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board (but excluding with respect to any Loan any such requirement reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Eurodollar Rate Loans, its Notes evidencing Eurodollar Rate Loans, or its obligation to make Eurodollar Rate Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto (including if any such adoption, change or change in interpretation subjects any Lender to taxes that increase such cost to, or reduce such amount received or receivable by, such Lender (other than (i) Taxes, but only to the extent such Taxes are imposed on or with respect to a payment hereunder, and (ii) taxes described in Sections 11.4(a)(I)(i) through (iv)) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b)    If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute Increased

Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(c)    Each Lender will promptly notify the Borrower, the Collateral Agent, DBRS and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)    Notwithstanding anything to the contrary contained herein, (i) no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers and (ii) all requests, rules, guidelines, requirements and directives promulgated (x) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions and (y) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented.

(e)    If the Borrower is required to pay additional amounts to any Lender under this Section 11.3, then the Borrower may, at its own expense and in its sole discretion, require such Lender to transfer or assign, in whole, without recourse (in accordance with Section 11.5) all of its interests, rights and obligations under this Agreement and the Notes to an assignee (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, such assignee) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment).

(f)    Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes, the provisions of Section 11.4 shall control.

(g)    For the avoidance of doubt, the Borrower shall not be obligated to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 11.3 to the extent any such additional amounts are attributable to a failure by a Lender to comply with its obligations under Article 122a that are within its control.

Section 11.4    Taxes.
(a)    (I) Any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear, of and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto ("Taxes") excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on or measured by its net income (however denominated), franchise taxes, and branch profits taxes, in each case (A) imposed as a result of any Lender or the Administrative Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (y) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (z) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 11.4, amounts with respect to such taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes attributable to such Lender or the Administrative Agent's failure to comply with Section 11.4(d) and (iv) any withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto being hereinafter referred to as "Taxes"). (II) If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.4(a)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law and the Priority of Payments and (iv) the Borrower shall furnish to the Administrative Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to such Lender or the Administrative Agent.

(b)    In addition, the Borrower agrees to pay, in accordance with the Priority of Payments, any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (other than any such taxes arising with respect to an assignment) (hereinafter referred to as "Other Taxes").

(c)    (i) The Borrower agrees to indemnify each Lender and the Agents for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid by such Lender or the Agents (as the case may be) and any liability (including penalties, interest and reasonable expenses)

arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Lender or the Agents (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Taxes or Other Taxes.

(ii)    Each Lender shall severally indemnify the Borrower and the Administrative Agent for any taxes (but only to the extent such taxes are excluded from the definition of Taxes pursuant to Section 11.4(a)) attributable to such Lender that are payable or paid by the Borrower or the Administrative Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Borrower or the Administrative Agent (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the relevant Lender establishing liability for such taxes.

(d)    (i) Each Lender that is a U.S. Person, on or prior to the date of its execution and delivery of this Agreement, or on or prior to the date on which it becomes a Lender, as the case may be, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower or such Agent with two executed original IRS Forms W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax. Each Lender that is not a U.S. Person, on or prior to the date of its execution and delivery of this Agreement, or on or prior to the date on which it becomes a Lender, as the case may be, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower or such Agent with two executed original IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS, either (w) certifying that such Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. Federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code or (z) in the case of a Lender providing a Form W-8IMY, certifying that such Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by applicable law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(d)(i), each Lender shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax, duly completed, together with any required supplementary information.

(ii)    If any payment made to a Lender or the Administrative Agent under any Loan Document may be subject to U.S. Federal withholding tax imposed by FATCA if such Lender or the Administrative Agent failed to comply with the applicable reporting requirements of FATCA, such Lender or the Administrative Agent, as applicable, shall deliver to the Borrower (with a copy to the Administrative Agent, if applicable) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and other documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such applicable reporting requirement and whether withholding is required under FATCA.

Each Lender hereby agrees that if any form or certification such Lender previously delivered pursuant to this Section 11.4(d) expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, in each case promptly after such form or certification so expires or becomes obsolete.

(e)    If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(f)    If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified under this Section 11.4, it shall pay to the Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (f), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (f) the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)     Notwithstanding anything to contrary contained in this Section 11.4, all payments made pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(h)     Each party's obligations under this Section 11.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5    Replacement of Lenders; Downgraded Lenders; Defaulting Lenders.
(a)    (x) If and for so long as any Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Loans under Section 11.2 or (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and DBRS, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Notes to a financial institution that is (I) an Approved Lender (and is not otherwise a Defaulting Lender), (II) eligible to purchase the replaced Lender's Loans under the terms hereof and (III) not prohibited by any applicable law from making such purchase (such purchaser, an "Approved Purchaser"), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i)    such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)    in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter; and

(iii)    such assignment or delegation does not conflict with any applicable law.

(b)    If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i)     in the case of a Downgraded Lender, it holds any portion of the Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(d), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii)    in the case of a Defaulting Lender, (x) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that a Defaulting Lender's vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c)    Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d)    Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e)    Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

Article XII

MISCELLANEOUS
Section 12.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof, (x)(1) in the case of the initial Lender, at its address, facsimile number and/or email address set forth on the signature pages hereof, and (2) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (y) in the case of DBRS, at its address, facsimile number and/or email address set forth on Schedule G (provided that all notices to DBRS shall be sent by email, whether or not also sent by physical address and/or facsimile) or (z) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent's reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent's reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2    No Waivers. No failure or delay by either Agent or any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3    Expenses; Indemnification
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agents, the Custodian and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any Increased Commitment or Additional Loan, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder; provided that such reimbursement under this subclause (a)(i) of expenses incurred up to and including the Closing Date shall be limited to the amounts set forth in the Engagement Letter and as otherwise agreed by the parties hereto and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of one counsel for the Administrative Agent and the initial Lender and one counsel for U.S. Bank, as Collateral Agent, Custodian and Securities Intermediary (provided that (1) the Administrative Agent and the initial Lender shall be entitled to reimbursement for a single counsel and (2) U.S. Bank as Collateral Agent, Custodian and Securities Intermediary shall be entitled to reimbursement for a single counsel), in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)    The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Custodian, U.S. Bank as Securities Intermediary and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (but excluding the fees and expenses of its internal legal counsel and all ordinary internal costs, consisting of overhead and employee costs and expenses incurred by such Indemnitee in connection with its obligations under the Loan Documents), including, without limitation, the reasonable and documented fees and disbursements of counsel (provided that (1) the Administrative Agent and the initial Lender shall be entitled to reimbursement for a single counsel and (2) U.S. Bank as Collateral Agent, Custodian and Securities Intermediary shall be entitled to reimbursement for a single counsel), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) the grant to the Collateral Agent and the Lenders of any Lien, on the Collateral, (iii) the exercise by the Administrative Agent, the Collateral Agent or the Lenders of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v)

a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral or (vi) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor's financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. The Borrower's obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to taxes, which obligation shall be addressed solely by Section 11.4.

(c)    The Borrower shall pay, and hold the Agents, the Custodian and the Securities Intermediary and each of the Lenders harmless from and against, any and all present and future U.S. stamp, recording, transfer and other similar foreclosure related taxes with respect to the foregoing matters in this Section 12.3 and hold the Agents and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes. For the avoidance of doubt, any amounts paid pursuant to this Section 12.3(c) shall not be duplicative of amounts paid pursuant to Section 5.26, Section 5.27 or Section 11.4.

Section 12.4    Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loan held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4 a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5    Amendments and Waivers.

(a)     Any provision of this Agreement, the Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Administrative Agent and/or the Collateral Agent are affected thereby, by the Administrative Agent and/or the Collateral Agent, as the case may be); provided that:

(i)     no such amendment or waiver shall, unless signed by all the Lenders, (1) extend the Stated Maturity; (2) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation; (3) change the Percentage Share of the Commitments allocable to any Lender or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 6.4, Section 9.1 or this Section 12.5 (or any defined term as it is used therein) in a manner materially adverse to the interests of any Lender;

(ii)    no such amendment or waiver shall, unless signed by all Lenders affected thereby, postpone the date fixed for any payment of principal of or interest on any Loan or any fees or other amounts hereunder or for any reduction or termination of any Commitment;

(iii)     no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loan held by such Lender or any fees or indemnities payable for the account of such Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Majority Lenders; and

(iv)     no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender.

(b)     In connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5, either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower's reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than 10 Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to execution of such proposed amendment or waiver that, based on its reasonable determination, such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will not be effective without the satisfaction of the Rating Condition.

(c)     The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Administrative Agent, the Collateral Agent and DBRS.

Section 12.6    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b)    (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii)    In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the "Participant Register"). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)    (i) Any Lender may at any time assign to one or more banks, CP Conduits or other financial institutions (each, an "Assignee") all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower and the Administrative Agent, which consent in each case shall not be unreasonably withheld; provided that (1) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Loans or Commitments); and (2) no such consent of the Borrower or the Administrative Agent shall be required in the case of an assignment that is made (v) during the continuance of an Event of Default; (w) after the Commitment Period; (x) during the Commitment Period, if such Assignee is an Approved Lender or an Affiliate of a Lender; (y) if the Loans have been downgraded from the Initial Rating; or (z) by (I) a CP Lender to a Conduit Assignee or (II) by a Lender to Natixis or any Natixis Conduit.

(ii)    Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(d).

(d)    Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e)    No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3 or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer.

(f)    The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be prima facie evidence of the accuracy thereof, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Note shall be returned to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the request of the Collateral Agent information related to the Lenders and Commitments.

Section 12.7    Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 12.8    Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto. Each party hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9    Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10    Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile or email transmission).

Section 12.11    WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12    Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14    Limitation of Liability. No claim may be made by the Borrower, the Collateral Manager or any other Person against the Administrative Agent, the Collateral Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15    Recourse; Non-Petition.

(a)    All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or the Note or any Loan Document shall be had against any officer, director, limited liability company manager, limited partner, member or employee (solely by virtue of such capacity) of the Borrower (a "Non-Recourse Party") and no such Non-Recourse Party shall be personally liable for payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender and the Agents).

(b)    Each Lender and each Agent hereby agrees that it will not institute against the Borrower any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding-up or liquidation of the Borrower or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the assets of the Borrower prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect) after the payment in full of all Obligations. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to "non-petition" of the Borrower, the Borrower becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, the Borrower hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16    Confidentiality.
(a)    Each of the Lenders and the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower obtained from the Borrower pursuant to or in connection with this Agreement or any other Loan Document, provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders' and Agents' counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement); (ii) to officers, directors, employees, examiners, agents and partners of each Lender and its Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type; (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority; (iv) to any entity participating or considering participating in any credit made under this Agreement, (provided, the Lenders and Agents shall require that any such entity agree in writing to be subject to this Section 12.16; however, Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16); (v) as required by law or legal process, GAAP or applicable regulation; (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees in writing to be subject to this Section 12.16; (vii) to any Rating Agency then rating the Loans or any Conduit Rating Agency; or (viii) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know such information (provided that each such Person referred to in this clause (viii) agrees to be bound by the terms of this confidentiality agreement). In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions of this Section 12.16.
(b)    Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or its Funding Agent, as applicable) may post to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or its Funding Agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5 of the Exchange Act, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date), and (iv) such other information as may be requested by such rating agency.
Section 12.17    Special Provisions Applicable to CP Lenders.
(a)    Each of the parties hereto (each, a "Restricted Person") hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The obligations under this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.
(b)    Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.
(c)    Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and, in the case of obligations of any CP Lender other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement.
(d)    No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement.
(e)    Each CP Lender may act hereunder by and through its Program Manager, its administrator or its Funding Agent, as applicable.
(f)    Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement.

(g)    Notwithstanding anything to the contrary herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.
(h)    No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender's obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender's right hereunder notwithstanding anything to the contrary in this Agreement.
Section 12.18    Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent's execution and delivery of this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent.

Section 12.19    Borrowings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Article XIII

THE FUNDING AGENT

Section 13.1    Appointment. Versailles, as Lender, (in such capacity, the "Versailles Lender"), hereby irrevocably designates and appoints its Funding Agent as specified in the relevant Joinder Agreement as Funding Agent on its behalf under this Agreement. In furtherance of the foregoing, the Versailles Lender (and any other applicable CP Lender after the Closing Date) hereby authorizes its Funding Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Funding Agent by the terms of this Agreement and the Loan Documents, together with such other powers as are reasonably incidental hereto or thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, such Funding Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with its CP Conduit, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Funding Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against such Funding Agent. In performing its functions and duties solely under this Agreement, each Funding Agent shall act solely as the agent of its CP Conduit and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for such CP Conduit.

Section 13.2    Delegation of Duties. Each Funding Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Funding Agent shall be responsible for the negligence or misconduct of any agents or attorneys‑in‑fact selected by it with reasonable care.

Section 13.3    Exculpatory Provisions. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 13.2 under or in connection with this Agreement or the other Loan Documents (except for its, their or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to its CP Conduit for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, such agreements or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loans, this Agreement or the other Loan Documents, or any other document furnished in connection therewith or herewith, or for any failure of its CP Conduit to perform its obligations under this Agreement or any other Loan Document or for the satisfaction of any condition specified in this Agreement or the other Loan Documents. No Funding Agent shall be under any obligation to its CP Conduit to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Borrower.

Section 13.4    Reliance by Funding Agent. Each Funding Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to its CP Conduit), independent accountants and other experts selected by such Funding Agent. Each Funding Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, the other Loan Documents or any other document furnished in connection herewith or therewith unless such action is expressly provided for herein or therein or such Funding Agent shall first receive such advice or concurrence of its CP Conduit as it deems appropriate, or it shall first be indemnified to its satisfaction by such CP Conduit against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of its CP Conduit and such request and any action taken or failure to act pursuant thereto shall be binding upon such CP Conduit.

Section 13.5    Non-reliance on Funding Agent. The Versailles Lender (and any other applicable CP Lender after the Closing Date) expressly acknowledges that neither its Funding Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by such Funding Agent hereafter taken, including, without limitation, any review of the affairs of its CP Conduit, or the Borrower, shall be deemed to constitute any representation or warranty by such Funding Agent. No Funding Agent shall have any duty or responsibility to provide its CP Conduit with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of such Funding Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

Section 13.6    Funding Agent in Its Individual Capacity. Each Funding Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with its CP Conduit or the Borrower or any Affiliate of such Persons as though such Funding Agent were not a Funding Agent hereunder.

Section 13.7    Conflict Waiver. Natixis and any of its Affiliates may act as administrative agent for a CP Lender, as provider of backup facilities for a CP Lender, and may provide other services or facilities from time to time (the "Multiple Roles"). The Versailles Lender (and any other applicable CP Lender after the Closing Date) hereby acknowledges and consents to any and all Multiple Roles, waives any objections it may have to any actual or potential conflict of interest caused by Natixis' (or any of its Affiliates') acting as a Funding Agent hereunder and acting as or maintaining any of the Multiple Roles, and agrees that in connection with any Multiple Role, Natixis (and any of its Affiliates, as applicable) may take, or refrain from taking, any action which it in its discretion deems appropriate.

Article XIV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT
Section 14.1    Assignment of Collateral Management Agreement.
(a)    The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower's estate, right, title and interest in, to and under the Collateral Management Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies).

(b)    The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement or the other documents referred to in paragraph (a) above, nor shall any of the obligations contained in the Collateral Management Agreement or such other documents be imposed on the Agents.

(c)    Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement and the other documents referred to in this Section 14.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)    The Borrower represents that the Borrower has not executed any other assignment of the Collateral Management Agreement.

(e)    The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)    The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i)    The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii)    The Collateral Manager shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties, subject to both provisos in Section 14.1(a).

(iii)    The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement.

(iv)     Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof.

(v)     Except as otherwise set forth herein and therein (including pursuant to Sections 12 and 13 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management

Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments set forth under Section 9.1. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under the Collateral Management Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 14.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager, or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi)    Except with respect to transactions contemplated by the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

FS SENIOR FUNDING LLC, as Borrower By:_________________________ Name:_______________________ Title: _______________________

Address for notices:

c/o Fifth Street Senior Floating Rate Corp.
10 Bank Street, 12th Floor
White Plains, NY 10606
Attention: Bernard D. Berman
Telephone No.: (914) 286-6800
Facsimile No.: (914) 328-4214
Email: bernie@fifthstreetfinance.com

Agents:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:_________________________
Name:_______________________
Title: _______________________

By:_________________________
Name:_______________________
Title: _______________________

Address for notices:

Natixis, New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attention: Evelyn Clarke
Telephone No.: 212-891-5879
Facsimile No.: 646-282-2361
Email: scsgnotices@us.natixis.com

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent and Custodian

By:_________________________
Name:_______________________
Title: _______________________

Address for notices:

U.S. Bank National Association
Corporate Trust Services
One Federal Street, 3rd Floor
Boston, MA 02110
Reference: FS Senior Funding LLC
Telephone No.: 617-603-6696
Email: craig.healy@usbank.com

VERSAILLES ASSETS LLC, as Lender COMMITMENT AMOUNT: $100,000,000

By:_________________________
Name:_______________________
Title: _______________________

By:_________________________
Name:_______________________
Title: _______________________

Address for notices:

Versailles Assets LLC
c/o Global Securitization Services LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Andrew Stidd
Telephone No.: 631-587-4700
Facsimile No.: 212-302-8767
Email: Versailles_transactions@us.natixis.com

Versailles Assets LLC, as Lender, is a CP Lender for purposes of this Agreement

Lending Office: New York